Exhibit 10.4

FINANCING AGREEMENT

Dated as of December 21, 2020

by and among

SPACECO HOLDINGS LLC, AEROSPACE ENGINEERING, LLC,

AMRO FABRICATING CORPORATION AND

AMERICAN AUTOMATED ENGINEERING, INC.,

as Borrowers,

TCFIII SPACECO LLC, AND EACH SUBSIDIARY OF TCFIII SPACECO LLC

LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

TCW ASSET MANAGEMENT COMPANY, LLC,

as Administrative Agent

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		Page
Section 12.19	Confidentiality.	141

Section 12.20	Public Disclosure.	142

Section 12.21	Integration.	142

Section 12.22	USA PATRIOT Act.	142

-iv-

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Authorized Officers
Schedule 1.01(B)	Lenders and Lenders’ Commitments
Schedule 1.01(C)	Facilities
Schedule 5.03	Conditions Subsequent
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(u)	Intellectual Property
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of LIBOR Notice
Exhibit E	Form of Compliance Certificate
Exhibit 2.09(d)	Forms of U.S. Tax Compliance Certificate

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FINANCING AGREEMENT

Financing Agreement, dated as of December 21, 2020, by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” hereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), and TCW Asset Management Company LLC (“TCW”) as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

R E C I T A L S:

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan in the aggregate principal amount of $200,000,000 and (b) a revolving credit facility in an aggregate principal amount not to exceed $20,000,000 at any time outstanding. The proceeds of the term loan and the loans made under the revolving credit facility shall be used to finance the AAE Acquisition (as defined herein), to refinance existing indebtedness of the Loan Parties (as defined herein), for general working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“AAE” means American Automated Engineering, Inc., a California corporation.

“AAE Acquisition” means the Acquisition by Spaceco Holdco of AAE on the Effective Date pursuant to the terms of the AAE Acquisition Agreement.

“AAE Acquisition Agreement” means that certain Stock Purchase and Contribution Agreement, dated as of the Effective Date, by and among Spaceco Holdco, AAE and the shareholders of AAE party thereto.

“AAE Acquisition Documents” means the AAE Acquisition Agreement and all other material agreements, instruments and other documents related thereto or executed in connection therewith.

“AAE Financial Statements” has the meaning given to such term in the definition of “Financial Statements”.

“AAE PPP Lender” means MUFG Union Bank, N.A.

“AAE PPP Loan Documents” means, collectively, all material agreements and documents delivered by or to AAE or the AAE PPP Lender in connection with the AAE PPP Loans.

“AAE PPP Loans” means all Indebtedness of AAE owing to AAE PPP Lender under and in accordance with 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act) in an aggregate principal amount not to exceed $    .

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Acquisition Agreements” means, collectively, the AAE Acquisition Agreement, the Aerospace Engineering Acquisition Agreement and the AMRO Acquisition Agreement.

“Acquisition Collateral Assignment” means the Collateral Assignment of Acquisition Documents, dated as of the Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent, made by Spaceco Holdco and Parent in favor of the Administrative Agent.

“Acquisition Documents” means, collectively, the AAE Acquisition Documents, the Aerospace Engineering Acquisition Documents and the AMRO Acquisition Documents.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Administration Fee” has the meaning specified therefor in Section 2.06(c).

“Administrative Agent” has the meaning specified therefor in the preamble.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 4.05(a).

“Aerospace Engineering” means Aerospace Engineering, LLC, a Delaware limited liability company.

“Aerospace Engineering Acquisition” means the Acquisition by Parent of Aerospace Engineering on August 28, 2020 pursuant to the terms of the Aerospace Engineering Acquisition Agreement.

“Aerospace Engineering Acquisition Agreement” means that certain Securities Purchase and Contribution Agreement, dated as of August 28, 2020, by and among Parent, Uninet Partners, Inc., Aerospace Engineering and the stockholders of Uninet Partners, Inc. party thereto.

“Aerospace Engineering Acquisition Documents” means the Aerospace Engineering Acquisition Agreement and all other material agreements, instruments and other documents related thereto or executed in connection therewith.

“Aerospace Engineering Earnout” means the Earn-Out arising under Section 2.8(b) of the Aerospace Engineering Acquisition Agreement. For the avoidance of doubt, the Aerospace Engineering Earnout (a) shall not exceed $     in the aggregate and (b) shall be unsecured at all times.

“Aerospace Engineering PPP Lender” means American Business Bank.

“Aerospace Engineering PPP Loan Documents” means, collectively, all material agreements and documents delivered by or to Aerospace Engineering or the Aerospace Engineering PPP Lender in connection with the Aerospace Engineering PPP Loans.

“Aerospace Engineering PPP Loans” means all Indebtedness of Aerospace Engineering owing to Aerospace Engineering PPP Lender under and in accordance with 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act) in an aggregate principal amount not to exceed $    .

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that, solely for purposes of 7.02(j), “control” of a Person shall also means the power, directly or indirectly, to vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person. Notwithstanding anything herein to the contrary, in no event shall the Administrative Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” has the meaning specified therefor in Section 6.01(a).

“Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“AMRO” means AMRO Fabricating Corporation, a California corporation.

“AMRO Acquisition” means the Acquisition by Parent of AMRO on October 28, 2020 pursuant to the terms of the AMRO Acquisition Agreement.

“AMRO Acquisition Agreement” means that certain Stock Purchase and Contribution Agreement, dated as of October 28, 2020, by and among Parent, AMRO and the shareholders of AMRO party thereto.

“AMRO Acquisition Documents” means the AMRO Acquisition Agreement and all other material agreements, instruments and other documents related thereto or executed in connection therewith.

“AMRO PPP Lender” means Citizens Business Bank.

“AMRO PPP Loan Documents” means, collectively, all material agreements and documents delivered by or to AMRO or the AMRO PPP Lender in connection with the AMRO PPP Loans.

“AMRO PPP Loans” means all Indebtedness of AMRO owing to AMRO PPP Lender under and in accordance with 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act) in an aggregate principal amount not to exceed $    .

“Anti-Corruption Laws” means all applicable Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Money Laundering Laws” means all applicable Requirements of Law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of any Revolving Loan or the Term Loan (or any portion thereof) or the Unused Line Fee:

(a) From the Effective Date until June 30, 2021 (the “Initial Applicable Margin Period”), the relevant Applicable Margin shall be set at Level II in the table below.

(b) After the Initial Applicable Margin Period, the relevant Applicable Margin shall be set at the respective level indicated below based upon the Leverage Ratio set forth opposite thereto, which ratio shall be calculated as of the end of the most recent fiscal quarter of the Parent and its Subsidiaries for which quarterly financial statements and a Compliance Certificate are required to be delivered to the Administrative Agent and the Lenders in accordance with Sections7.01(a)(ii) and 7.01(a)(iv):

		Reference Rate Loans				LIBOR Rate Loans				Unused Line Fee
Level	Leverage Ratio	Revolving Loans		Term Loan		Revolving Loans		Term Loan
I	Greater than or equal to to 1:00		%		%		%		%		%
II	Less than to 1:00 and equal to or greater than to 1:00		%		%		%		%		%
III	Less than to 1:00		%		%		%		%		%

(c) Subject to clause (d) below, the adjustment of the Applicable Margin (if any) will occur two Business Days after the date the Loan Parties are required to deliver to the Administrative Agent the quarterly financial statements and a Compliance Certificate in accordance with Sections 7.01(a)(ii) and 7.01(a)(iv).

(d) Notwithstanding the foregoing:

(i) the Applicable Margin shall be set at Level I in the table above if, for any period, the Administrative Agent does not receive the financial statements and certificates described in clause (c) above, for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate are actually received by the Administrative Agent and the Lenders; and

(ii) in the event that any financial statement or certificate described in clause (c) above is inaccurate (regardless of whether this Agreement or any Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial statement or certificate) to reflect the correct Applicable Margin, and the Borrowers shall promptly make payments to the Administrative Agent and the Lenders to reflect such adjustment.

“Applicable Premium” means

(a) as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (a), (c) or (d) of the definition thereof (but without duplication):

(i) during the period from and after the Effective Date up to and including the date that is the one year anniversary of the Effective Date (the “First Period”), an amount equal to   % times the sum of (A) the aggregate principal amount of the Loans outstanding on the date of such Applicable Premium Trigger Event and (B) the aggregate amount of undrawn Revolving Credit Commitments immediately prior to such Applicable Premium Trigger Event;

(ii) during the period after the First Period up to and including the date that is the three year anniversary of the Effective Date (the “Second Period”), an amount equal to   % times the sum of (A) the aggregate principal amount of the Loans outstanding on the date of such Applicable Premium Trigger Event and (B) the aggregate amount of undrawn Revolving Credit Commitments immediately prior to such Applicable Premium Trigger Event; and

(iii) thereafter, zero; and

(b) as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (b) of the definition thereof:

(i) during the First Period, an amount equal to    % times the principal amount of the Term Loans being paid on such date;

(ii) during the Second Period, an amount equal to    % times the principal amount of the Term Loans being paid on such date; and

(iii) thereafter, zero.

“Applicable Premium Trigger Event” means, without duplication:

(a) the termination of this Agreement for any reason other than at maturity and other than in connection with an Insolvency Proceeding;

(b) any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan in connection with any optional prepayment or with any mandatory prepayment pursuant to clauses (ii) or (iii) of Section 2.05(c) and not described in clause (a) above or clauses (c) or (d) below;

(c) the acceleration of the Obligations in accordance with Section 9.01, including as a result of the commencement of an Insolvency Proceeding; or

(d) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 and substantially in the form of Exhibit B or such other form reasonably acceptable to the Administrative Agent.

“Authorized Officer” means any one of the individuals identified as an officer of a Loan Party on Schedule 1.01(A), or any other individual identified by Administrative Borrower as an authorized officer and reasonably approved in writing by the Administrative Agent.

“Availability” means, at any time, the difference between (a) the Total Revolving Credit Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble hereto.

“Business Day” means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the sum of all expenditures to purchase, acquire or maintain a fixed asset or otherwise on account of property which is required to be capitalized on the balance sheet of the Person making the same in accordance with GAAP, whether such expenditures are paid in cash or financed; provided that the term “Capital Expenditures” shall not include any such expenditures which constitute (i) expenditures by a Loan Party made in connection with the replacement, substitution or restoration of such Loan Party’s assets pursuant to Section 2.05(c)(vi) from the Net Cash Proceeds of Dispositions and Extraordinary Receipts or as otherwise permitted hereunder, (ii) expenditures financed with (A) the proceeds received from the sale or issuance of Equity Interests (other than Disqualified Equity Interests) not prohibited hereunder so long as (1) the Borrowers are not required to make a prepayment of the Loans with such proceeds pursuant to Section 2.05(c)(v) and (2) such proceeds are earmarked to fund such expenditures and are deposited in an account subject to a Control Agreement and used exclusively to fund such expenditures or (B) proceeds of third party indemnity payments, purchase price adjustments or similar payments, (iii) a Permitted Acquisition, (iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (v) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as in effect on the Effective Date (or any amended or successor version) and any current or future regulations or official interpretations thereof.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01 hereto (as such Schedule may be updated from time to time by the Administrative Borrower upon written notice to Administrative Agent).

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a) the Sponsors cease to beneficially and of record own and control, directly or indirectly, more than 50% on a fully diluted basis of the aggregate outstanding voting or economic power of the Equity Interests of the Parent;

(b) Parent ceases to be member managed by a Person controlled, directly or indirectly, by the Sponsors;

(c) any Borrower ceases to be a direct or indirect wholly-owned Subsidiary of the Parent; or

(d) any Borrower ceases to, directly or indirectly, own 100% of the Equity Interests of each Subsidiary (or such lesser amount as such Borrower owned on the date of the acquisition or formation of such Subsidiary) that is a Loan Party, except in connection with the disposition of all Equity Interests of such Subsidiary in a transaction permitted hereunder.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that is a direct competitor of any Borrower or any of its Subsidiaries.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of Exhibit E hereto, duly executed by an Authorized Officer of the Parent.

“Consolidated EBITDA” means, with respect to any Person for any period:

(a) the Consolidated Net Income of such Person for such period,

plus

(b) without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i) any provision for United States federal income taxes or other taxes measured by net income during such period,

(ii) Consolidated Net Interest Expense during such period,

(iii) any depreciation and amortization expense during such period,

(iv) (x) management, monitoring, consulting, transaction and advisory fees, costs, indemnification obligations and reimbursable costs and expenses paid or accrued to Sponsors under any management, monitoring, consulting, transaction, advisory or similar agreement to the extent paid prior to the Effective Date and (y) Permitted Management Fees paid during such period after the Effective Date,

(v) reasonable and customary transaction expenses incurred during such period in connection with the Transactions consummated on or prior to the Effective Date and paid within 90 days following the Effective Date in an aggregate amount not to exceed $9,000,000 during the term of this Agreement,

(vi) reasonable and customary transaction expenses (other than any expenses paid or owing to a Person that is an Affiliate of Parent or any of its Subsidiaries) incurred during such period in connection with any Permitted Acquisition, other Permitted Investments, permitted issuances of Indebtedness or Equity Interests and Permitted Dispositions incurred during such period and paid (A) on or prior to the date on which the applicable transaction is consummated or (B) within 90 days following the date on which the applicable transaction is consummated, in an aggregate amount not to exceed $4,000,000 during any period of 12 consecutive months,

(vii) reasonable and customary transaction expenses (other than any expenses paid or owing to a Person that is an Affiliate of Parent or any of its Subsidiaries) incurred during such period in connection with any proposed Permitted Acquisition, Permitted Investment, permitted issuance of Indebtedness or Equity Interests and Permitted Disposition which is not consummated, in an aggregate amount not to exceed $1,000,000 during any period of 12 consecutive months,

(viii) reasonable compensation and expenses paid during such period to members of any advisory board or outside directors on the board of directors (or similar governing body) of the Parent or Holdings in an aggregate amount not to exceed $250,000 during any period of 12 consecutive months,

(ix) without duplication, (A) proceeds of business interruption insurance received during such period (to the extent such proceeds of business interruption insurance are not included in income of Parent and its Subsidiaries), (B) all expenses incurred during such period with respect to liability or casualty events or business interruption to the extent Loan Parties or their Subsidiaries are reimbursed for such expenses by the applicable insurance provider during such period, and (C) all charges, losses or expenses for such period to the extent indemnified, insured, reimbursed or otherwise covered by a third party that is not an Affiliate of a Loan Party to the extent of the indemnification, insurance, reimbursement or other payments actually received during such period,

(x) (A) non-recurring expenses incurred during such period for severance, recruitment and hiring of senior management (including signing bonuses in connection therewith), (B) non-recurring expenses incurred during such period, including severance, recruitment and hiring of employees (other than senior management) (including signing bonuses in connection therewith), (C) expenses incurred during such period and within 12 months of the consummation of any Permitted Acquisition in connection with the restructuring and integration of the Person or assets acquired in connection with such Permitted Acquisition, (D) expenses incurred during such period in connection with restructuring or reorganization or similar charges (including, without limitation, facilities opening costs, facilities upgrades or closures or system improvements, and other business optimization expenses), (E) Pro Forma Cost Savings for such period, (F) extraordinary, unusual, one-time or non-recurring losses, charges and expenses incurred during such period, (G) losses on Dispositions outside the ordinary course of business incurred during such period, (H) (1) management, monitoring, consulting, transaction and advisory fees, costs, indemnification obligations and reimbursable costs and expenses paid or accrued under any management, monitoring, consulting, transaction, advisory or similar agreement and (2) other indemnification obligations and reimbursable costs and expenses to the extent permitted to be paid under Section 7.02(j), in each case, other than Permitted Management Fees, and (I) charges, expenses or losses for such period attributable to discontinued operations, up to an aggregate amount for all such expenses, savings, losses and charges in this clause (x), not to exceed, during any period of 12 consecutive months, (1) 15% of Consolidated EBITDA for any such period during the period from the Effective Date through and including December 31, 2021 and (2) 10% of Consolidated EBITDA for any such period ending thereafter (in each case, calculated without giving effect to any increase pursuant to this clause (x) for such period),

(xi) fees, costs and expenses paid to the Administrative Agent or Lenders for such period pursuant to the Loan Documents, including, without limitation, in connection with amendments, modifications, supplements, joinders or waivers thereto,

(xii) other costs and expenses and additional amounts incurred during such period to the extent the Administrative Agent approves such addback in its sole discretion,

(xiii) non-cash compensation expenses during such period,

(xiv) non-cash losses (or less non-cash gains) from Dispositions during such period,

(xv) non-cash impairment charges against goodwill and other intangibles during such period,

(xvi) non-cash charges resulting from fair value adjustment of derivative financial instruments during such period,

(xvii) non-cash expense resulting from changes in expected future payments of Permitted Earn-Outs and other contingent obligations permitted under this Agreement determined in accordance with GAAP,

(xviii) any non-cash loss resulting in such period from hedging arrangements and the application of Accounting Standards Codification 450, and

(xix) any fees, costs and expenses in connection with the rollover, acceleration or payout of Equity Interests held by management, in each case under this clause (xix),

to the extent any such cash fee, cost or expense is funded with net cash proceeds contributed to the Borrowers as a capital contribution or as a result of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent or Holdings,

minus

(c) without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i) any credit for United States federal income taxes or other taxes measured by net income during such period,

(ii) any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business during such period,

(iii) any gain from extraordinary items during such period,

(iv) any non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest during such period, and

(v) any non-cash income resulting from changes in expected future payments of Permitted Earn-Outs or other contingent obligations determined in accordance with GAAP,

minus

(d) to the extent not included in the calculation of such Consolidated Net Income for such period, the aggregate amount of Restricted Payments made by any Loan Party to the Parent or Holdings during such period to pay Permitted Holding Company Expenses;

in each case, determined on a consolidated basis in accordance with GAAP; provided that, for the avoidance of doubt, neither the incurrence of PPP Loans nor any forgiveness of PPP Loans shall result in any increase to Consolidated EBITDA.

For the purposes of calculating Consolidated EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Effective Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by the Administrative Borrower and the Administrative Agent) or in such other manner acceptable to the Administrative Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, (b) Consolidated EBITDA for the fiscal quarter ended March 31, 2020, shall be deemed to be $   , (c) Consolidated EBITDA for the fiscal quarter ended June 30, 2020, shall be deemed to be $   , and (d) Consolidated EBITDA for the fiscal quarter ended September 30, 2020, shall be deemed to be $   .

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person) in respect of any Funded Indebtedness, less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness or other monetary obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business, or customary indemnity obligations in effect on the Effective Date or entered into in connection with any Acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Critical Event of Default” means any Event of Default described in any of Sections 9.01(a), (f) or (g); provided, that, solely in the case of any Event of Default described in Section 9.01(a), any such Event of Default shall not be deemed to be a Critical Event of Default until it has been continuing for more than ten days.

“Cure Right” has the meaning specified in Section 9.02.

“Current Assets” means, at any date, all assets of the Parent and its Subsidiaries (other than cash and Cash Equivalents) which would be classified as current assets on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.

“Current Liabilities” means, at any date, all liabilities of the Parent and its Subsidiaries which would properly be classified as current liabilities (other than the current portion of the Loans) on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.

“Current Value” has the meaning specified therefor in Section 7.01(m).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Administrative Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower and each Lender.

“Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Loan Parties, the Administrative Agent, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or (c) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Competitor” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than for Qualified Equity Interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Final Maturity Date.

Notwithstanding the preceding sentence, (A) if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent, any Borrower or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interests held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Parent (or any Parent Company or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, equity option, equity appreciation right or other equity award agreement, equity ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means, on any date:

(a) (i) any Person designated by the Administrative Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent prior to the Effective Date, and (ii) unless excluded on such notice, any clearly identifiable Affiliate of any Person described in clause (a)(i) above that is identified in writing by the Administrative Borrower to the Administrative Agent after the Effective Date (a “Disqualified Lending Institution”), and

(b) (i) any Company Competitor identified as a “Company Competitor” in a written notice separately delivered to the Administrative Agent by the Administrative Borrower on or prior to the Effective Date, (ii) any Company Competitor identified in a written notice from the Administrative Borrower to the Administrative Agent after the Effective Date and approved in writing by the Administrative Agent in its reasonable discretion and (iii) any clearly identifiable Affiliate of any Person described in clauses (i) or (ii) above that is identified in a written notice from the Administrative Borrower to the Administrative Agent after the Effective Date (a “Disqualified Competitor”);

provided, that “Disqualified Institutions” shall exclude any Person that the Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time; provided further, that in connection with any assignment, the assignee with respect to such proposed assignment that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any Company Competitor, and is not itself such a direct competitor of any Borrower or its Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of clause (b) of this definition so long as no senior personnel making decisions, or otherwise causing the direction of the policies, with respect to the investment in the relevant Company Competitor (A) makes investment decisions on behalf of, or otherwise causes the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity with respect to decisions involving any investment in debt of any Borrower or any of its Subsidiaries or (B) has access to any material confidential information (other than information that is publicly available) relating to the Parent, the Borrowers or any of their respective Subsidiaries. Notwithstanding anything contained herein to the contrary, and for the avoidance of doubt, the Lenders acknowledge and agree that that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Earn-Outs” means, with respect to any Acquisition, unsecured liabilities of a Loan Party representing that portion of the purchase consideration therefor and that portion of all other payments and liabilities, directly or indirectly, payable in cash or other property in exchange for, or as part of, or in connection with, such Acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Acquisition and that is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or other financial metric) of any Person or business, but excluding any working capital or similar post-closing price adjustments made or to be made in connection with such Acquisition.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Employee Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), regardless of whether subject to ERISA, that any Loan Party maintains, sponsors or contributes to or is obligated to contribute to.

“Environmental Claim” means any action, suit, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication, from any Person or Governmental Authority relating to or arising out of any threatened, alleged or actual (a) violation of, non-compliance with, or liability under, any Environmental Law, or (b) the labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Law” means any Requirement of Law relating to, regulating or governing (i) the pollution or protection of the environment, any environmental media, natural resources, or with respect to exposure to pollution in the environment, human health or safety, or (ii) the labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of, from, or based upon (a) any Environmental Claim, (b) any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, (c) any actual, alleged or threatened Release of, or exposure in the environment to, Hazardous Materials, or (d) any Remedial Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority arising out of any Environmental Liability.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Environmental Reports” means, collectively, (a) the Environmental Health and Safety Evaluation – AAE Aerospace, Inc. dated December 2020, by SLR, and (b) the Phase I Environmental Site Assessment – AAE Aerospace Inc., 5382, 5386, 5351, and 5340 Argosy Avenue, and 5331 Business Drive, Huntington Beach, California.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations, or other ownership, profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests (other than to another Loan Party) or (b) the receipt by the Parent of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder, in each case, as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or under “common control” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means (a) the occurrence of a Reportable Event with respect to any Pension Plan; (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA); (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA; (f) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer, any Pension Plan; (h) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (j) the imposition on any Loan Party of fines, penalties, taxes or related charges under Section 4975 or 4971 of the Internal Revenue Code or under Section 409, 502(c), (i) or (l), or 4071 of ERISA in respect of any Employee Plan; (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any of its ERISA Affiliates; (l) a material claim (other than routine claims for benefits) against any Employee Plan or the assets thereof, or against any Loan

Party in connection with any Employee Plan; (m) the failure of any Pension Plan (or any other Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan (or such other Employee Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (n) the imposition of a Lien on the assets of any Loan Party pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) the aggregate principal amount of (A) all scheduled cash prepayments of Indebtedness made during such period to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments) and (B) all mandatory cash prepayments made (excluding any principal payments made pursuant to Section 2.05(c)) during such period to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) income taxes paid in cash or tax reserves set aside (without duplication) by such Person and its Subsidiaries for such period, (vi) cash payments made in respect of Permitted Earn-Outs to the extent permitted to be made hereunder and Tax Distributions paid in cash and not financed with equity issuances or contributions or Indebtedness other than Revolving Loans, (vii) cash expenditures made in respect of any Hedging Agreement during such period to the extent (A) not otherwise deducted in the calculation of Consolidated Net Income and (B) not financed with long-term Indebtedness that does not constitute revolving Indebtedness, (viii) cash payments made during such period for any liability the accrual of which in a prior period did not reduce Consolidated Net Income (and so increased Excess Cash Flow in such prior period) (provided that there was no other deduction to Consolidated Net Income or Excess Cash Flow related to such payment), except to the extent financed with long-term Indebtedness that does not constitute revolving Indebtedness, (ix) amounts paid in cash (except to the extent financed with long-term Indebtedness that does not constitute revolving Indebtedness) during such period on account of (A) items that were accounted for as non-cash reductions of Consolidated Net Income in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, (x) consideration paid in cash for Permitted Acquisitions not financed with equity issuances or contributions or Indebtedness other than Revolving Loans, (xi) all cash expenses, cash charges, cash losses and other cash items that were added back in the determination of Consolidated EBITDA for such period and (xii) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account specifically and exclusively used (i) for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (ii) to pay any Taxes required to be collected, remitted or withheld (including U.S. federal, state and local withholding Taxes (including the employer’s share thereof)) or (iii) by any Loan Party to hold any other funds as an escrow or fiduciary for the benefit of any third Person, (b) any Petty Cash Accounts, and (c) the PPP Escrow Account and the Excluded AMRO Deposit Account.

“Excluded AMRO Deposit Account” means the deposit account of AMRO held at Citizens Business Bank and solely holding cash collateral for the AMRO PPP Loan pursuant to the PPP Escrow Agreement (as defined in the AMRO Acquisition Agreement).

“Excluded Subsidiary” means a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to applicable law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Facility” means, collectively, that certain (a) Credit Agreement dated as of October 28, 2020 among the Parent, Aerospace Engineering, AMRO, Cadence Bank, N.A., as administrative agent, and the lenders party thereto, and (b) Amended and Restated Credit Agreement dated as of October 28, 2020 among the Parent, Aerospace Engineering, AMRO, Gladstone Capital Corporation, as administrative agent, and the lenders party thereto.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing at the time such amounts are received, (i) proceeds of insurance (other than (x) proceeds of business interruption insurance and (y) to the extent such insurance proceeds are (1) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (2) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (ii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action and (iii) condemnation awards (and payments in lieu thereof), and (b) if an Event of Default has occurred and is continuing, any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii), (iii) or (v)), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including proceeds of business interruption insurance, but excluding proceeds of insurance to the extent such insurance proceeds are (1) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (2) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (1) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries, or (2) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), and (g) any purchase price adjustment received in connection with any purchase agreement including, without limitation, the AAE Acquisition Agreement.

“Facility” means the real property identified on Schedule 1.01(C) and any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.

“FCPA” has the meaning specified therefor in the definition of Anti-Corruption Laws.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of the Effective Date, among the Borrowers and the Administrative Agent.

“Final Maturity Date” means December 21, 2025.

“Financial Statements” means (a) the reviewed consolidated balance sheet of AAE and its Subsidiaries for the Fiscal Year ended June 30, 2019, and the related consolidated statement of operations for the Fiscal Year then ended, (b) the unaudited consolidated balance sheet of AAE and its Subsidiaries for the nine months ended September 30, 2020, and the related statements of income for the fifteen months then ended (clauses (a) and (b) being referred to herein as the “AAE Financial Statements”), (c) the audited balance sheet of Aerospace Engineering dated as of December 31, 2019 and the related audited statements of income and cash flows of Aerospace Engineering for the twelve-month fiscal period then ended, (d) the unaudited balance sheet of Aerospace Engineering as of September 30, 2020 and the related statements of income of Aerospace Engineering for the nine-month period then ended, (e) the audited balance sheet of AMRO dated as of July 31, 2019 and the related audited statements of income and cash flows of AMRO for the twelve-month fiscal period then ended, and (f) the unaudited balance sheet of AMRO as of September 30, 2020 and the related statements of income of AMRO for the fourteen-month period then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period minus Capital Expenditures made by such Person and its Subsidiaries during such period, to (b) the sum of Fixed Charges of such Person and its Subsidiaries for such period. In determining the Fixed

Charge Coverage Ratio for a particular period (1) pro forma effect will be given to: (x) the incurrence, repayment or retirement of any Funded Indebtedness by such Person and its Subsidiaries since the first day of such period as if such Funded Indebtedness were incurred, repaid or retired on the first day of such period and (y) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by such Person and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (2) in calculating Consolidated Net Interest Expense in respect of any Indebtedness included on a pro forma basis (x) interest on Indebtedness bearing a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period, (y) if such Indebtedness bears, at the option of such Person and its Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of such Person, either the fixed or floating rate and (z) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period; and (3) the calculation of the income tax liabilities of such Person and its Subsidiaries described in clause (b)(iii) of the definition of “Fixed Charges” shall be made without giving effect to any tax refunds, net operating losses or other net tax benefits that were received during such period on account of any prior periods.

For the purposes of calculating the Fixed Charge Coverage Ratio (i) during the fiscal quarter ended March 31, 2020, (x) Capital Expenditures shall be deemed to $    and (y) Fixed Charges shall be deemed to be $   , (ii) during the fiscal quarter ended June 30, 2020, (x) Capital Expenditures shall be deemed to $    and (y) Fixed Charges shall be deemed to be $   , (iii) during the fiscal quarter ended September 30, 2020, (x) Capital Expenditures shall be deemed to $    and (y) Fixed Charges shall be deemed to be $   , and (iv) during the fiscal quarter ended December 31, 2020, (x) Capital Expenditures shall be deemed to $    and (y) Fixed Charges shall be deemed to be $   .

“Fixed Charges” means, with respect to any Person for any period, the sum of (i) all principal of Funded Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder (other than (A) repayments or prepayments of each PPP Loan but only to the extent such PPP Loan is cash collateralized in accordance with the terms of the applicable Acquisition Agreement, and (B) payments of any Permitted Earn-Out), plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period (other than in respect of each PPP Loan but only to the extent such PPP Loan is cash collateralized in accordance with the terms of the applicable Acquisition Agreement), plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period and, without duplication and to the extent permitted to be made under this Agreement, Tax Distributions made by the Parent during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than (A) Tax Distributions and (B) dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) any Permitted Management Fees paid by such Person or any of its Subsidiaries to any of its Affiliates during such period.

“Foreign Lender” has the meaning specified therefor in Section 2.09(d)(ii)(B)

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or Subsidiary of any Loan Party with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.

“Funded Indebtedness” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money, including without limitation the Loans, and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments, Capital Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, Earn-Outs, unless such Earn-Out is due and payable in accordance with its terms).

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided further that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03, the Administrative Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) the Parent and each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI and (b) each other guaranty, in form and substance reasonably satisfactory to the Administrative Agent, made by any other Guarantor in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, universal waste, special waste, or solid waste under any Environmental Law or that is regulated under, or for which liability or standards of care are imposed, pursuant to any Environmental Law, including, without limitation, petroleum, polychlorinated biphenyls; asbestos-containing materials, lead or lead-containing materials, urea formaldehyde-containing materials, radioactive materials, radon, per- and polyfluoroalkyl substances and mold.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to the Administrative Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Administrative Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdings” means TCFIII Spaceco Holdings LLC, a Delaware limited liability company.

“Holdout Lender” has the meaning specified therefor in Section 12.02(c).

“Immediate Family Member” means, with respect to any individual, any spouses, ex-spouses or estates of such individual.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables or other accounts payable incurred in the ordinary course of such Person’s business, (ii) any Permitted Earn-Out, purchase price adjustment or similar obligation until such obligation is no longer contingent, and (iii) bonus, phantom stock or other similar compensation payments owed to employees, or officers and incurred in the ordinary course of business); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, bankers acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Administrative Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations in respect of Indebtedness of another Person; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness expressly provided that such Person is not liable therefor.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR

Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending one, two, three or six months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, two, three or six months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), or (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A hereto, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Junior Indebtedness” means, collectively, Subordinated Indebtedness and any other Indebtedness of any Loan Party or its Subsidiaries that is secured by a Lien on the Collateral that is junior to the Administrative Agent’s Liens on the Collateral.

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Lender” has the meaning specified therefor in the preamble.

“Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) all Funded Indebtedness of such Person and its Subsidiaries as of the end of such period (excluding each PPP Loan but only to the extent such PPP Loan is cash collateralized in accordance with the terms of the applicable Acquisition Agreement) as of such date to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period; provided that, for purposes of calculating the Leverage Ratio, “Funded Indebtedness” shall be calculated net of the Qualified Cash Amount (to the extent the Qualified Cash Amount is greater than zero).

“LIBOR” means, with respect to any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as calculated by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) and obtained through a nationally recognized service such as the Dow Jones Market Service (Telerate), Bloomberg or Reuters (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”), or a comparable or successor rate that has been approved by the Administrative Agent in its reasonable discretion, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding anything herein to the contrary, if “LIBOR” shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Deadline” has the meaning specified therefor in Section 2.07(a).

“LIBOR Notice” means a written notice substantially in the form of Exhibit D hereto.

“LIBOR Option” has the meaning specified therefor in Section 2.07(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.00%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security; provided that in no event shall the interests of lessors under an operating lease in and of itself be deemed to constitute a Lien.

“Loan” means the Term Loan or any Revolving Loan made by the Administrative Agent or a Lender to the Borrowers pursuant to Article II.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, the Acquisition Collateral Assignment, any Control Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered by a Loan Party or any Affiliate thereof pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Material Adverse Effect” means (a) a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) a material impairment on the ability of the Loan Parties taken as a whole to perform any of their obligations under the Loan Documents to which they are parties, (c) a material impairment of the Administrative Agent’s or of the Lenders’ ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of the Administrative Agent), or (d) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to Collateral having a fair market value in excess of $     (other than by reason of (x) any affirmative action of the Administrative Agent, the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or any other applicable Loan Document or (z) the occurrence of the Termination Date or any other termination of such Loan Document in accordance with the terms thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Administrative Agent, made by a Loan Party in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, securing the Obligations and delivered to the Administrative Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six calendar years.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement) and cash escrows (until released from escrow to a Loan Party or any of its Subsidiaries) from the sale price for such Disposition, (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including, in the case of any issuance or incurrence of Indebtedness, reasonable commissions, costs, underwriting discounts and other fees and expenses incurred and required to be paid in connection therewith), (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“New Facility” has the meaning specified therefor in Section 7.01(m).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Administrative Agent and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Premium), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” has the meaning specified therefor in the preamble.

“Parent Company” means (a) Holdings and (b) any other Person of which every Loan Party is a direct or indirect Subsidiary.

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s office located at 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.

“Perfection Certificate” means a certificate in form and substance reasonably satisfactory to the Administrative Agent providing information with respect to the property of each Loan Party.

“Permitted Acquisition” means any Acquisition by a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;

(c) the Borrowers shall have furnished to the Administrative Agent at least ten Business Days (or such shorter period that is approved by the Administrative Agent in its sole discretion in writing) prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Administrative Agent, such other information and documents that the Administrative Agent may reasonably request, including, without limitation, executed counterparts of the material agreements, instruments or documents pursuant to which such Acquisition is to be consummated, any schedules to such material agreements, instruments or other documents and all other material ancillary agreements, instruments or documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 after the consummation of such Acquisition, and (iv) copies of such other material agreements, instruments or other documents relating to such Acquisition as the Administrative Agent shall reasonably request;

(d) no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens;

(e) such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(f) the Borrowers shall have Availability plus Qualified Cash in an amount equal to or greater than $10,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(g) the assets being acquired or the Person whose Equity Interests are being acquired did not have Consolidated EBITDA during the 12-consecutive-month period most recently concluded prior to the date of the proposed Acquisition of less than negative $5,000,000;

(h) the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(j) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

(k) any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition (or such later date as the Administrative Agent shall agree in its sole discretion in writing); and

(l) the total purchase consideration (exclusive of any Earn-Outs) payable (directly or indirectly) in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed $20,000,000 in the aggregate and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed $50,000,000 in the aggregate during the term of this Agreement.

“Permitted Cure Equity” means Qualified Equity Interests of the Parent.

“Permitted Disposition” means:

(a) sale of Inventory or raw or scrap materials, in any case, in the ordinary course of business;

(b) licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(c) leasing or subleasing assets in the ordinary course of business and the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(d) (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each, case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse or abandonment is not materially adverse to the interests of the Secured Parties;

(e) any involuntary loss, damage or destruction of property;

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) (i) Dispositions among the Borrowers, and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (A) from the Parent or any of its Subsidiaries to a Loan Party (other than the Parent), and (B) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;

(h) Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith determination of the applicable Loan Party, is (A) no longer useful in its business (or in the business of any Subsidiary of the Parent) or (B) otherwise economically impracticable to maintain, in each case, in the ordinary course of business;

(i) Dispositions of cash and Cash Equivalents;

(j) Dispositions of equipment to the extent that the relevant property is exchanged for credit against the purchase price of similar replacement property;

(k) the compromise or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business;

(l) Dispositions, terminations or non-renewals of leases or subleases that are not material to the business of a Loan Party and terminations or non-renewals of licensing agreements that are not material to the business of a Loan Party, (i) the Disposition, termination or non-renewal of which will not materially interfere with the business of the Borrowers and their Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line to the extent such closing or discontinuation is permitted pursuant to the terms herein;

(m) (i) any expiration of any option agreement in respect of real or personal property that is not material to the business of a Loan Party and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business to the extent that such surrender, wavier, settlement or release will not be materially adverse to the interests of any Loan Party or adverse to the interest of the Administrative Agent or the Lenders;

(n) terminations or unwinds of Hedging Agreements; and

(o) Disposition of property or assets not otherwise permitted in clauses (a) through (n) above for cash in an aggregate amount not less than the fair market value of such property or assets (as determined in good faith by the Administrative Borrower); provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) do not exceed $7,000,000 in the aggregate in any Fiscal Year.

“Permitted Earn-Out” means, collectively, (i) the Aerospace Engineering Earnout and (ii) any other Earn-Out of a Loan Party so long as (A) the incurrence of such Earn-Out is permitted under this Agreement, (B) such Earn-Out is on commercially reasonable terms as determined by the Administrative Borrower in its good faith reasonable business judgment, (C) the Indebtedness in respect of such Earn-Out is unsecured, and (D) such Earn-Out is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent.

“Permitted Holding Company Expenses” has the meaning specified therefor in the definition of “Permitted Restricted Payments”.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to the Administrative Agent or any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d) Indebtedness comprising Permitted Intercompany Investments;

(e) Indebtedness incurred in the ordinary course of business with respect to performance bonds, surety, statutory and appeal bonds, bid bonds, completion guarantees and similar obligations;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g) the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(i) (i) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of the AAE Acquisition, the Aerospace Engineering Acquisition, the AMRO Acquisition, any Permitted Acquisition or any Permitted Disposition, and (ii) unsecured guarantees arising with respect to customary indemnification obligations to sellers or purchasers in connection with AAE Acquisition, the Aerospace Engineering Acquisition, the AMRO Acquisition, any Permitted Acquisition or any Permitted Disposition;

(j) Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(k) unsecured Indebtedness owing to the Seller (including any Permitted Earn-Outs) that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such Indebtedness does not exceed $10,000,000 at any one time outstanding, (ii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent and (iii) such Indebtedness is otherwise on commercially reasonable terms as determined by the Administrative Borrower in its good faith reasonable business judgment;

(l) unsecured Indebtedness of the Parent or any Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Final Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Final Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Final Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;

(m) Indebtedness relating to the one or more letters of credit obtained by Parent or any of its Subsidiaries in an aggregate face amount for all such letters of credit not to exceed $250,000;

(n) the Aerospace Engineering Earnout;

(o) (i) the AAE PPP Loans and (ii) the AMRO PPP Loans (in each case, only to the extent each such PPP Loan is cash collateralized in accordance with the terms of the applicable Acquisition Agreement);

(p) unsecured guarantees by a Borrower or any Subsidiary of Indebtedness or other obligations of any Borrower or any Subsidiary to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness or other obligations;

(q) to the extent constituting Indebtedness, Indebtedness of any Borrower or any Subsidiary representing deferred compensation to current or former directors, officers, employees, members of management and managers of any Parent Company, any Borrower or any Subsidiary in the ordinary course of business and permitted pursuant to the terms herein;

(r) Indebtedness under performance, surety, statutory, or appeal bonds incurred in the ordinary course of business by any Borrower or any Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(s) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(t) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities incurred by a Borrower or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 9.01(o);

(u) Subordinated Indebtedness (other than Subordinated Indebtedness described in clause (k) or (l) above) in an aggregate amount not exceeding $15,000,000 at any time outstanding;

(v) Indebtedness of the Borrowers or any Subsidiary in an aggregate outstanding principal amount not to exceed $500,000;

(w) unsecured Indebtedness in respect of netting services, overdraft protections and other customary bank products incurred in the ordinary course in connection with cash management and deposit accounts; provided that such Indebtedness is extinguished within ten (10) Business Days after incurrence;

(x) to the extent constituting Indebtedness, obligations of any Borrower or any Subsidiary owing under incentive, supply, license or similar agreements entered into in the ordinary course of business; and

(y) tax liabilities incurred in the ordinary course of business not otherwise prohibited hereby.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party (other than the Parent), (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to or in a Subsidiary that is not a Loan Party so long as, in the case of this clause (d), (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed $2,500,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (iii) the Borrowers have Availability plus Qualified Cash of not less than $10,000,000 after giving effect to such Investment.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business, including without limitation, Investments (i) constituting deposits, prepayments or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business and, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrowers or any Subsidiary;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the date, as set forth on Schedule 7.02(e), but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f) Permitted Intercompany Investments;

(g) Permitted Acquisitions;

(h) guarantees by the Loan Parties of the Obligations;

(i) non-cash loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, any Borrower or its Subsidiaries to the extent permitted by Requirements of Law, for the sole purpose of such Person’s purchase of Equity Interests of any Parent Company, in an aggregate principal amount at any one time outstanding not to exceed $3,000,000;

(j) Investments consisting of Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;

(k) Investments to the extent that payment therefor is made solely with Equity Interests of any Parent Company or Qualified Equity Interests of the Parent, in each case, to the extent not resulting in a Change of Control;

(l) (i) Investments of any Subsidiary acquired after the Effective Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, any Borrower or any Subsidiary after the Effective Date, in each case as part of an Investment otherwise permitted by this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under the foregoing clause (n)(i) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this definition;

(m) guarantees permitted under the definition of Permitted Indebtedness;

(n) Investments consisting of Hedging Agreements not prohibited hereby;

(o) to the extent constituting an Investment and not constituting an Event of Default hereunder, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law; and

(p) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f) deposits and pledges of cash and Cash Equivalents securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries, taken as a whole, in the normal conduct of such Person’s business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j) non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k) (i) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j) and (ii) and pledge or deposit securing any settlement of litigation;

(l) rights of set-off or bankers’ or similar liens upon deposits of cash or other funds in favor of banks or other financial institutions, solely to the extent incurred in connection with the maintenance of deposit, securities or commodities accounts in the ordinary course of business;

(m) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n) Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness;

(o) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(p) Liens over cash collateral or certificates of deposit, in each case in connection with the cash collateralization of letters of credit permitted under clause (m) of Permitted Indebtedness, not in excess of 105% of the aggregate face amount of all such letters of credit;

(q) Liens on the Excluded AMRO Deposit Account securing the AMRO PPP Loan and Liens on the PPP Escrow Account securing the AAE PPP Loan;

(r) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order that do not materially impair the use or operation thereof or materially interfere with the business of the Borrowers and their Subsidiaries;

(s) the interests of lessors under operating leases and licensors under license agreements;

(t) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens reasonably acceptable to the Administrative Agent that are disclosed in any title policy delivered pursuant to the terms of this Agreement with respect to any Facility and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof); and

(w) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,500,000.

“Permitted Management Fees” has the meaning specified therefor in Section 7.02(j)(x).

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred prior to or within 20 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification, except by (i) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, refinancing or modification, and (ii) an amount equal to any existing commitments unutilized thereunder;

(b) (i) such Indebtedness has a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not have scheduled commitment reductions, if any, prior to) the final maturity of the Indebtedness being extended, refinanced or modified, and (ii) other than with respect to revolving Indebtedness, such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c) such extension, refinancing or modification is pursuant to terms that are not, taken as a whole, materially less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d) the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed or extended.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a) any Loan Party to the Parent or Holdings in amounts necessary to pay (i) reasonable and customary expenses as and when due and owing by the Parent or Holdings, as applicable, in the ordinary course of its business as a holding company (including, without limitation, salaries and related expenses incurred by employees of the Parent or Holdings, general administrative costs and expenses and franchise fees, in each case, to the extent reasonable and customary), (ii) audit and other accounting and reporting expenses of the Parent or Holdings which are reasonable and customary and incurred in the ordinary course of business and (iii) insurance premiums to the extent attributable to Holdings and its Subsidiaries which are reasonable and customary and incurred in the ordinary course of business (collectively, “Permitted Holding Company Expenses”),

(b) With respect to a taxable year in which a Loan Party is a partnership or disregarded entity for U.S. federal income tax purposes (a “Flow Through Loan Party”) and Parent is a partnership for federal income tax purposes, such Flow Through Loan Parties may make cash distributions to the Parent in amounts necessary to enable the Parent to make tax distributions to its direct or indirect equity holders in order for such equity holders to pay their federal, state, and local income tax liabilities for such taxable year with respect to the taxable income of such Flow Through Loan Parties for such taxable year; provided however, the aggregate amount of such distributions from such Flow Through Loan Parties shall not exceed for such taxable year (A) the product of (i) the federal taxable income of the Flow Through Loan Parties for such taxable year less the federal taxable losses for any prior period to the extent not previously taken into account hereunder and to the extent such losses are eligible to offset such income, and (ii) the highest combined federal, state, and local marginal tax rate applicable to any individual equity holder of Parent residing in New York City, taking into account any special rate based on the character or source of income and the deduction under Code section 199A determined as if equity holder’s sole source of qualified business income and apportioned W-2 wages was derived from such Flow Through Loan Parties and any deduction of state and local income taxes in determining federal taxable income to the extent there is a change in law in Sections 67(g) and 164(b)(6) of the Code after the date hereof less (B) the sum of (i) all federal and state income tax credits available under applicable law to equity holders in such taxable year to the extent such credits were derived from the operations of the Flow Through Loan Parties and (ii) any tax payments Parent or Flow Through Loan Parties make to a taxing authority on behalf of the equity holders during such taxable year under Code sections 1441-1448 or 6225-6231 (or similar state law) to the extent not reimbursed by the equity holders during such taxable year (such permitted amounts under this clause (b), collectively “Tax Distributions”); and (ii) to the extent that the Tax Distributions made by any Loan Party with respect to any calendar year in accordance with this clause (b) exceed the income tax liability of the Parent’s direct or indirect equity holders in respect of such Flow Through Loan Parties’ net taxable income determined in accordance with this clause (b) (including as a result of the estimates of the Flow Through Loan Parties’ net taxable income during such year exceeding such Flow Through Loan Parties’ actual net taxable income for such year), then any such excess shall be carried forward and reduce Tax Distributions made for later years,

(c) any Subsidiary of any Borrower to such Borrower or to another Subsidiary that is a Loan Party,

(d) the Parent to pay dividends in the form of common Equity Interests, and

(e) any Loan Party to make payments the proceeds of which are applied (A) on the Effective Date, solely to effect the consummation of the Transactions and to the extent set forth on the funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date, (B) to the extent constituting a Restricted Payment, on and after the Effective Date to satisfy any payment obligations owing under Section 2.4 of the AMRO Acquisition Agreement and (C) to the extent constituting a Restricted Payment, on and after the Effective Date to satisfy any payment obligations owing under Section 2.4 of the AAE Acquisition Agreement.

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $250,000 for any one account and $1,000,000 in the aggregate for all such accounts.

“Post-Default Rate” means (a) in the case of overdue principal or interest of any Term Loan or Revolving Loan, a rate of interest per annum equal to the rate of interest otherwise in effect from time to time with respect to such Term Loan or Revolving Loan pursuant to the terms of this Agreement plus 2.00%, or (b) in the case of any other amount, interest at the rate specified herein for any Reference Rate Loans then outstanding prior to an Event of Default plus 2.00%.

“PPP Escrow Account” means the deposit account of AAE held at Truist Bank and solely holding cash collateral for the AAE PPP Loan pursuant to the PPP Escrow Agreement (as defined in the AAE Acquisition Agreement).

“PPP Lenders” means, collectively, the AAE PPP Lender and the AMRO PPP Lender.

“PPP Loan Documents” means, collectively, the AAE PPP Loan Documents and the AMRO PPP Loan Documents.

“PPP Loans” means, collectively, the AAE PPP Loans and the AMRO PPP Loans.

“Pro Forma Cost Savings” shall mean, with respect to any Person and its Subsidiaries for any period, annualized net cost savings, operating expense reductions and synergies, calculated on a pro forma basis as though they have been realized on the first day of such period, that (a) are related to mergers and other business combinations, acquisitions, investments, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated at any time following the Effective Date, (b) are projected in good faith to be realized during such period and (c) result from specific actions that have been taken by such Person and its Subsidiaries during such period related to such mergers or other business combinations, acquisitions, investments, divestitures, restructurings, cost savings initiatives or other similar initiatives (net of the amount of actual benefits realized during such period from such actions), in each case, so long as such annualized net cost savings, operating expense reductions and synergies are (i) factually and reasonably supportable, (ii) reasonably identifiable, (iii) reasonably expected to have a continuing impact and (iv) certified to the Administrative Agent as such by an officer of Administrative Borrower (accompanied by a reasonably detailed statement of such Pro Forma Cost Savings). Notwithstanding the foregoing, no amounts shall be added to Consolidated EBITDA for any period pursuant to this definition to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA with respect to such period, whether through a pro forma adjustment or otherwise.

“Pro Rata Share” means, with respect to:

(a) a Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances),

(b) a Lender’s obligation to make the Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and

(c) all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loan, provided that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances).

“Projections” means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(v).

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are subject to Control

Agreements; provided that notwithstanding the foregoing, (i) prior to the date that is 90 days after the Effective Date (or such longer period agreed to in writing by the Administrative Agent in its sole discretion), such deposit accounts holding unrestricted cash of the Loan Parties need not be subject to a Control Agreement as a condition to such unrestricted cash constituting Qualified Cash, and (ii) any and all proceeds of any PPP Loans shall be disregarded for purposes of determining Qualified Cash for all purposes under the Loan Documents until such PPP Loans qualify for, and receive, forgiveness under the terms of the CARES Act.

“Qualified Cash Amount” means the amount of Qualified Cash of the Loan Parties in an amount not to exceed $6,000,000.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Facility, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) a Mortgage duly executed by the applicable Loan Party,

(b) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Administrative Agent and the Lenders thereunder;

(c) a Title Insurance Policy with respect to each Mortgage in an amount reasonably determined by the Administrative Agent;

(d) a current ALTA survey and a surveyor’s certificate, certified to the Administrative Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Administrative Agent (provided that the Administrative Agent may in its sole discretion accept any existing survey or certificate so long as such existing survey or certificate satisfies any applicable local law requirements);

(e) an opinion of counsel, reasonably satisfactory to the Administrative Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Administrative Agent may reasonably request; and

(f) such other agreements, instruments, appraisals and other documents (including opinions of counsel) as the Administrative Agent may reasonably require.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Reference Rate” means, for any period, the greatest of (a)   % per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate”

in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is managed by such Person or an Affiliate of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in any environmental media, including the indoor or outdoor air, soil, surface or ground water, sediments or property.

“Remedial Action” means any action (a) to correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Replacement Lender” has the meaning specified therefor in Section 12.02(c).

“Replacement Rate” has the meaning specified therefor in Section 2.07(g).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof) aggregate at least 50.1%; provided, that, at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.05(g).

“Requirements of Law” means, with respect to any Person, collectively, the common law and any and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, legally binding guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, or (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule 1.01(B) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment or a Revolving Loan.

“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions that broadly prohibit dealings with that country or territory (which, as of the Effective Date, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by any Governmental Authority having jurisdiction over a Loan Party of its Subsidiaries, (b) a Person or legal entity that is a target of Sanctions, (c) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions or (d) any Person owned or controlled by any Person or Persons described in clause (a), (b) or (c).

“Sanctions” means Requirements of Law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union, Her Majesty’s Treasury of the United Kingdom or other related sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor agency of the Federal government administering the Securities Act.

“Secured Party” means the Administrative Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means a Pledge and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, made by a Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Small Business Act” means the Small Business Act (15 U.S.C. 636(a)) after giving effect to the implementation of the CARES Act, as in effect on the Effective Date (or any amended or successor version that is substantively comparable and not materially more adverse to the interest of the Administrative Agent or any Lender) and any current or future regulations or official interpretations thereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Spaceco Holdco” means Spaceco Holdings LLC, a Delaware limited liability company.

“Specified Event of Default” means any Event of Default described in any of Sections 9.01(a), (c) (but only with respect to the failure to perform or comply with covenants set forth in clauses (ii), (iii) or (iv) of Section 7.01(a) or covenants set forth in Section 7.03), (f) or (g).

“Sponsors” means, collectively, Trive Capital Fund III LP, a Delaware limited partnership, TCFIII Spaceco SPV LP, a Delaware limited partnership, Trive Capital Fund III-A LP, a Delaware limited partnership, and each of their respective Controlled Investment Affiliates.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Administrative Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company, or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Distributions” has the meaning specified therefor in the definition of “Permitted Restricted Payments”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations (other than Contingent Indemnity Obligations) are paid in full in cash and the Commitments of the Lenders are terminated.

“Term Loan” means, collectively, the loans made by the Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Administrative Agent, together with all endorsements made from time to time thereto, issued to the Administrative Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Administrative Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements reasonably satisfactory to the Administrative Agent, delivered to the Administrative Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.

“Transactions” means, collectively, the execution and delivery of this Agreement on the Effective Date, the repayment in full of the Existing Credit Facility and the consummation of the AAE Acquisition.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Administrative Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04(b).

“Unused Line Fee” has the meaning specified therefor in Section 2.06(b).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.05(g).

“WARN” has the meaning specified therefor in Section 6.01(p).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction. References in this Agreement to “determination” by the Administrative Agent include good faith estimates by the Administrative Agent (in the case of quantitative determinations) and good faith beliefs by the Administrative Agent (in the case of qualitative determinations). Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of the Administrative Agent, any agreement entered into by the Administrative Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by the Administrative Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by the Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Administrative Agent and the Lenders. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, 7.02 and 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the

Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, from and after the Effective Date: (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied, (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (iii) with respect to revenue recognition and the impact of such accounting in accordance with FASB ASC 606 on the definitions and covenants herein, GAAP as in effect on December 31, 2017 shall be applied.

(b) All terms used in this Agreement which are defined in Article 8 or 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute, except as the Administrative Agent may otherwise determine in consultation with Administrative Borrower.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment; and

(ii) each Term Loan Lender severally agrees to make the Term Loan to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the Total Revolving Credit Commitment. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, the Revolving Loans on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans.

(a) The Administrative Borrower shall give the Administrative Agent prior written notice (in substantially the form of Exhibit C hereto (a “Notice of Borrowing”)), not later than 3:00 p.m. (New York City time) on the date which is three Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) one Business Day prior to the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan or the Term Loan, (iii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iv) the wiring instructions for the applicable Borrower, and (v) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $200,000 and shall be in an integral multiple of $100,000.

(c) (A) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment or the Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Administrative Agent and the Lenders, the Borrowers, the Administrative Agent and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. Upon receipt of all requested funds, the Administrative Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

(iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the

Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall promptly, but in any event within one Business Day, repay the Revolving Loans held by the Administrative Agent in such corresponding amount.

(iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. Upon receipt of all funds, the Administrative Agent shall make such Loans available to the Borrowers by wire transferring the amounts so received, in like funds, as directed by the Borrowers in the applicable Notice of Borrowing. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall promptly, but in any event within one Business Day, repay the Revolving Loans held by the Administrative Agent in such corresponding amount. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt.

(a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b) The outstanding principal amount of the Term Loan shall be repayable on the last Business Day of each calendar quarter, commencing with the calendar quarter ending March 31, 2021, in an amount equal to $1,250,000. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the Final Maturity Date and (ii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.03(c) or 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Revolving Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b) Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders (or, automatically, upon the occurrence and during the continuance of an Event of Default described in Sections 9.01 (f) or (g)), the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable (i) in the case of a Reference Rate Loan, monthly, in arrears, on the last Business Day of each month, commencing on the first day of the month following the month in which such Loan is made, (ii) in the case of a

LIBOR Rate Loan, on the last Business Day of each Interest Period applicable to such Loan and, if applicable, on each date during such Interest Period occurring every three months from the first day of such Interest Period, and (iii) in the case of each Loan, at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Reference Rate that is determined by reference to the “Prime Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrowers may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02. Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than three Business Days’ prior written notice to the Administrative Agent, (3) irrevocable and (4) accompanied by the payment of the Applicable Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan. The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrowers may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part. Any prepayment made pursuant to this Section 2.05(b)(i) in connection with an Applicable Premium Trigger Event shall be accompanied by the payment of the Applicable Premium, if any, payable in connection with a reduction of the Total Revolving Credit Commitment.

(ii) Term Loan. The Borrowers may, at any time and from time to time, upon at least 3 Business Days’ prior written notice to the Administrative Agent by 3:00 p.m. (New York City time), prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied as directed by the Administrative Borrower or, in the absence of any such direction, against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(iii) Termination of Agreement. The Borrowers may, upon at least 5 Business Days prior written notice to the Administrative Agent (or such shorter period that is approved by the Administrative Agent in its sole discretion in writing), terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice; provided that such notice may provide that it is conditioned upon the consummation of other financing or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Borrowers if any such condition is not satisfied prior to the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) No later than the fifth Business Day after the date on which the audited annual financial statements are required to be delivered to the Administrative Agent pursuant to Section 7.01(a)(iii), commencing with the Fiscal Year ended December 31, 2021, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (1) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrowers pursuant to Section 2.05(b) for such Fiscal Year (but, in the case of payments of Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments).

(ii) No later than the fifth Business Day following the receipt by any Loan Party or its Subsidiaries of Net Cash Proceeds from any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (k),( l), (m) or (n) of the definition of Permitted Disposition) in excess of $2,500,000 in the aggregate in any Fiscal Year, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such excess. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv) No later than the fifth Business Day following the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in excess of $2,000,000 in the aggregate in any Fiscal Year, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such excess.

(v) No later than the earlier of (x) the second Business Day following the receipt by the Borrowers of the proceeds of any Permitted Cure Equity pursuant to Section 9.02 and (y) the expiration of the 10th day after the date on which financial statements are required to be delivered with respect to the fiscal quarter for which the Cure Right is being exercised, the Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 50% of such Permitted Cure Equity.

(vi) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or 2.05(c)(iv), as the case may be (herein called the “Subject Proceeds”), up to $10,000,000 in the aggregate in any Fiscal Year of such Subject Proceeds shall not be required to be so used to prepay the Obligations to the extent that such Subject Proceeds are used to replace, repair or restore properties or assets (other than current assets) used in such Person’s business; provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Subject Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within five days after receipt of such Subject Proceeds, stating that such Subject Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business, (C) such Subject Proceeds are deposited in an account subject to a Control Agreement, (D) such Subject Proceeds are so used within 180 days after the date of receipt of such Subject Proceeds (or the Loan Parties or any of their Subsidiaries shall be committed within such 180 day period to be use such Subject Proceeds to so replace, repair or restore properties or assets within 360 days after the date of receipt of such Subject Proceeds and such Subject Proceeds are so used within such 360 day period), and (E) upon the earlier of (1) the expiration of the period specified in clause (D) above or (2) the occurrence of a Default or an Event of Default, such Subject Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or 2.05(c)(iv) as applicable.

(d) Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) and (c)(v) above shall be applied, first, to the Term Loan, until paid in full, and second, to the Revolving Loans, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, (iii) the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(d) and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g) Waivable Mandatory Prepayments. Anything contained herein to the contrary notwithstanding, in the event that the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to Section 2.05(c), not less than two Business Day prior to the date on which the Borrowers are required to make such Waivable Mandatory Prepayment by 3:00 p.m. (New York City time) (the “Required Prepayment Date”), the Administrative Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Borrower and the Administrative Agent of its election to do so on or before 12:00 noon (New York City time) one Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Administrative Borrower and the Administrative Agent of its election to exercise such option on or before 12:00 noon (New York City time) one Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(d)) and (ii) to the extent of any excess, to the Borrowers for working capital and general corporate purposes.

Section 2.06 Fees.

(a) Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

(b) Unused Line Fee. From and after the Effective Date and until the Termination Date, the Borrowers shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, monthly in arrears on the first day of each month commencing January 1, 2021, an unused line fee (the “Unused Line Fee”), which shall accrue at the Applicable Margin on the excess, if any, of the Total Revolving Credit Commitment over the average principal amount of all Revolving Loans outstanding from time to time during the preceding month.

(c) Administrative Fee. From and after the Effective Date and until the Termination Date, the Borrowers shall pay to the Administrative Agent for the account of the Administrative Agent a non-refundable loan administration fee (the “Administration Fee”) equal to $     each quarter, which shall be deemed fully earned when paid and which shall be payable on the Effective Date (payable ratably based on the number of days remaining in the calendar quarter in which the Effective Date occurs) and quarterly in advance thereafter on the first day of each calendar quarter commencing on January 1, 2021.

(d) Applicable Premium.

(i) Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(ii) Any Applicable Premium payable in accordance with this Section 2.06(d) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii) The Loan Parties expressly agree that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans; and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Administrative Agent and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Administrative Agent and the Lenders or profits lost by the Administrative Agent and the Lenders as a result of such Applicable Premium Trigger Event.

(iv) Nothing contained in this Section 2.06(d) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

Section 2.07 LIBOR Option.

(a) The Borrowers may, at any time and from time to time elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the “LIBOR Option”) by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least three Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”). Notice of the Borrowers’ election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a LIBOR Notice prior to the LIBOR Deadline (or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day)). Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may elect, by written notice to the Administrative Borrower, for the LIBOR Option to cease to be available until such Event of Default is cured or waived.

(b) Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall continue as a LIBOR Rate Loan with an Interest Period of one month. At any time that an Event of Default has occurred and is continuing and the Required Lenders have so elected, by written notice to the Administrative Borrower, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than 10 LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d) The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend and hold the Administrative Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e) Anything to the contrary contained herein notwithstanding, neither the Administrative Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(f) Unless and until a Replacement Rate is implemented in accordance with clause (g) below, if prior to the commencement of any Interest Period for any LIBOR Rate Loan,

(i) the Administrative Agent shall have determined that either Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, or adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, including, without limitation, because the Administrative Agent determines that either inadequate or insufficient quotations of the London interbank offered rate exist or the use of “LIBOR” has been discontinued (any determination of Administrative Agent to be conclusive and binding absent manifest error), or

(ii) the Administrative Agent shall have received written notice from the Required Lenders that LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their LIBOR Rate Loans for such Interest Period, then the Administrative Agent shall give written notice to the Administrative Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) the obligations of the Lenders to make LIBOR Rate Loans, or to continue or convert outstanding Loans as or into LIBOR Rate Loans, shall be suspended and (B) all such affected Loans shall be converted into Reference Rate Loans on the last day of the then current Interest Period applicable thereto.

(g) Notwithstanding anything to the contrary contained herein, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances described in Section 2.07(f)(i) or (f)(ii) have arisen and such circumstances are unlikely to be temporary, (ii) syndicated loans currently being executed, or that include language similar to that contained in Section 2.07(f), are being executed or amended (as applicable), to incorporate or adopt a new benchmark interest rate to replace LIBOR or (iii) the supervisor for the administrator of LIBOR or a Governmental Authority has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent, in consultation with the Administrative Borrower, shall endeavor to establish an alternate index rate (the “Replacement Rate”) that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, in which case the Replacement Rate shall, subject to the following provisions of this Section 2.07(g), replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 2.07(f)(i), (f)(ii), (g)(i), (g)(ii) or (g)(iii) occurs with respect to the Replacement Rate or (B) the Required Lenders through the Administrative Agent notify the Administrative Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of making, funding or maintaining the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Administrative Borrower as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.07(g). Notwithstanding anything to the contrary in Section 12.02, such amendment shall become effective without any further action or consent of any Lender so long as the Administrative Agent shall not have received, within five Business Days after the date notice such amendment is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five Business Day notice period). To the extent the Replacement Rate is adopted as contemplated hereby, the Replacement Rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent no prevailing market convention exists or such prevailing market convention is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Administrative Borrower. If the Administrative Agent makes a determination described in clause (i), (ii) or (iii) above, until a Replacement Rate has been determined and an amendment with respect thereto has become effective in accordance with the terms and conditions of this paragraph, (x) any notice from a Borrower that requests the conversion of any Reference Rate Loan to, or continuation of any LIBOR Rate Loan as, a LIBOR Rate Loan shall be ineffective, and (y) if any notice of borrowing requests a LIBOR Rate Loan, such Loan shall be made as a Reference Rate Loan. Notwithstanding anything contained herein to the contrary, if such Replacement Rate as determined in this paragraph is determined to be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for the purposes of this Agreement.

Section 2.08 Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold the Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by the Administrative Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default) or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to the Administrative Agent or any Lender, be deemed to equal the amount reasonably determined by the Administrative Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. A certificate of the Administrative Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that the Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any expenses arising therefrom or with respect thereto (including reasonable attorneys’ and tax advisors’ fees and expenses), whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10 Increased Costs and Reduced Return.

(a) If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any Tax (except for Indemnified Taxes and Excluded Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan (other than Taxes), and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by such Secured Party hereunder, then, within ten Business Days of demand therefor by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling

Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, within ten Business Days of demand therefor by such Secured Party, the Borrowers shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11 Changes in Law; Impracticability or Illegality.

(a) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder and (ii) the Borrowers shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(b) The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requires the Borrowers to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10, then such Lender shall (at the request of the Administrative Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requires the Borrowers to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent any assignment fees specified in Section 12.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.08 and 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) (but excluding any Applicable Premium);

(iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law. Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above. If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Any such assignment shall be made in accordance with the terms of Section 12.07.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;

JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01 Payments; Computations and Statements. The Borrowers will make each payment under this Agreement not later than 3:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 3:00 p.m. (New York City time) on any Business Day may, at the Administrative Agent’s discretion, be wired to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Administrative Agent and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 4.02 Sharing of Payments. Except as provided in Section 2.02, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered, and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03 Apportionment of Payments. Subject to Section 2.02:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Administrative Agent until paid in full; (ii) second, to pay interest then due and payable in respect of the Agent Advances until paid in full; (iii) third, to pay principal of the Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 4.03(b) (other than clause (viii) thereof), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (viii), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section

4.03 shall control and govern.

Section 4.04 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(b) The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c) Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers to replace the Defaulting Lender in accordance with Section 12.02.

(d) No Defaulting Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(e) The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting

Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(f) This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Administrative Agent, and the Borrowers shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 4.05 Administrative Borrower; Joint and Several Liability of the Borrowers.

(a) Each Borrower hereby irrevocably appoints Spaceco Holdco as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent and receive from the Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor the Lenders shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b) Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety, but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c) The provisions of this Section 4.05 are made for the benefit of the Administrative Agent, the Lenders and their successors and permitted assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(d) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Obligations or any Collateral, until the Termination Date. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, and to the prior payment in full in cash of the Obligations.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Administrative Agent:

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and, to the extent invoiced at least one Business Day prior to the Effective Date, 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document and in any other certificate delivered to the Administrate Agent on the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Delivery of Documents. The Administrative Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Administrative Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) a Security Agreement, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii) a UCC Filing Authorization Letter;

(iii) the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Administrative Agent);

(iv) a Perfection Certificate;

(v) the Acquisition Collateral Assignment;

(vi) the Collateral Assignment of Business Interruption Insurance;

(vii) the Disbursement Letter;

(viii) the Fee Letter;

(ix) the Intercompany Subordination Agreement;

(x) with respect to each Facility, each of the Real Property Deliverables;

(xi) the Agreement Concerning Governing Documents;

(xii) a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (D) as to the matters set forth in Section 5.01(b);

(xiii) a certificate of the treasurer of the Parent (or another Authorized Officer acceptable to the Administrative Agent) certifying (A) that, on a pro forma basis after giving effect to the Loans and the contribution of cash equity by Sponsors in Parent, (1) Consolidated EBITDA of Parent and its Subsidiaries for the 12-consecutive-month period most recently concluded prior to the Effective Date is at least $    , (2) the Leverage Ratio of the Parent and its Subsidiaries as of the end of the 12-consecutive-month period most recently concluded prior to the Effective Date is less than or equal to    :1.00 and (3) the cumulative cash equity contribution of Sponsors in Parent and its Subsidiaries represents not less than 31% of the total capitalization of Parent and its Subsidiaries on a consolidated basis, and (B) that after giving effect to all Loans to be made on the Effective Date, the Availability is not be less than $    ;

(xiv) a certificate of the chief financial officer of the Parent, certifying as to the solvency of the Borrowers, taken as a whole (after giving effect to the Loans made on the Effective Date);

(xv) a certificate of an Authorized Officer of the Administrative Borrower certifying that (A) the attached copy of the AAE Acquisition Agreement, as in effect on the Effective Date, is a true, complete and correct copy thereof, and (B) true, correct and complete copies of all other Acquisition Documents have been delivered to the Administrative Agent prior to the Effective Date;

(xvi) a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of such Loan Party in such jurisdictions;

(xvii) an opinion of Haynes Boone, counsel to the Loan Parties, as to such matters as the Administrative Agent may reasonably request;

(xviii) evidence of the insurance coverage required by Section 7.01 is in full force and effect;

(xix) evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) a payoff letter with respect to the Existing Credit Facility, (B) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (C) UCC 3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral; and

(xx) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Administrative Agent in form and substance, as the Administrative Agent may reasonably request.

(e) Material Adverse Effect. The Administrative Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2019 (or, solely, with respect to Aerospace Engineering and its Subsidiaries, June 30, 2019) which could reasonably be expected to have a Material Adverse Effect.

(f) Consummation of AAE Acquisition. Substantially concurrently with the making of the initial Loans, the AAE Acquisition shall be consummated in accordance with the terms of the AAE Acquisition Documents.

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, or the conduct of the Loan Parties’ business, or the consummation of any of the underlying transactions, including without limitation the AAE Acquisition, shall have been obtained and shall be in full force and effect, including without limitation the receipt of any required consent from the Defense Security Service of the U.S. Dept. of Defense and any other cognizant security agency, except for any such consents, authorizations, approvals, filings, registrations or actions, which if not obtained, made or taken, as applicable, would not, and would not reasonably be expected to be material and adverse to the Loan Parties, taken as a whole.

(h) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Administrative Agent and its counsel, and the Administrative Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Administrative Agent or such counsel may reasonably request.

(i) Management Reference Checks. The Administrative Agent shall have received satisfactory reference checks for key management of each Loan Party.

(j) Due Diligence. The Administrative Agent shall have completed its business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Administrative Agent, in its sole and absolute discretion.

(k) Security Interests. The Loan Documents shall create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral secured thereby (subject only to Permitted Liens).

(l) Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which relates to the Loans or which, in the opinion of the Administrative Agent, is reasonably likely to be adversely determined, and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(m) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.

(n) PPP Escrow Account. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that, prior to, and at the time of, the consummation of the AAE Acquisition, the AAE PPP Loans have been cash collateralized as required by the AAE Acquisition Agreement.

(o) USA Patriot Act. The Administrative Agent shall have completed (i) USA Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to the Administrative Agent.

Section 5.02 Conditions Precedent to All Loans. The obligation of the Administrative Agent or any Lender to make any Loan after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof)), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(b) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.

Section 5.03 Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Administrative Agent and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth on Schedule 5.03 hereto on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth on Schedule 5.03 hereto on or before the date applicable thereto (or such later date as the Administrative Agent may agree in its sole discretion in writing) (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section

5.03).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated in all material respects and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Requirement of Law or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clauses (ii)(B), (ii)(C) and (iv) to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Administrative Agent for filing or recordation, on the Effective Date.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e) hereto. All of the issued and outstanding shares of Equity Interests of each Subsidiary of the Parent have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule

6.01(e) hereto, there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f) Litigation. Except as set forth in Schedule 6.01(f) hereto, there is no pending or, to the knowledge of any Loan Party, action, suit or proceeding threatened in writing affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) Financial Statements.

(i) The Financial Statements (other than the AAE Financial Statements), copies of which have been delivered to the Administrative Agent and each Lender,

fairly present the consolidated financial condition of the Persons specified therein as at the respective dates thereof and the consolidated results of operations of the Persons specified therein for the fiscal periods ended on such respective dates, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Persons specified therein are set forth in the Financial Statements (other than the AAE Financial Statements). Since December 31, 2019 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to the Administrative Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from November 30, 2019, through December 31, 2025 (provided that the projected monthly balance sheets and statements of cash flow for periods ending prior to December 31, 2020 did not include AAE), and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in December 31, 2021 through December 31, 2025.

(iii) The AAE Financial Statements were derived from the books, records and accounts of AAE. All registers, books, records and accounts of AAE are accurate and complete and are maintained in all material respects in accordance with reasonable business practice and all applicable Law in all material respects. AAE maintains systems of internal accounting controls that are sufficient to provide reasonable assurances that: (i) transactions are executed, and access to assets is permitted, only in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and compliance with applicable Law; (iii) the recorded accountability for assets is compared with the actual levels at reasonable intervals and action is taken (or not taken) in accordance with past practice with respect to any differences; and (iv) accounts, notes and other receivables are recorded accurately. AAE does not have any material Indebtedness (whether or not required by GAAP to be reflected on a balance sheet or in the notes thereto) other than those (A) specifically reflected on the AAE Financial Statements; (B) incurred in the ordinary course of business since September 30, 2020 that are not material, individually or in the aggregate, to AAE or (C) executory obligations under the Material Contracts. Capitalized terms used in this clause (iii) but not defined herein have the meanings given to such terms in the AAE Acquisition Agreement.

(h) Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any Requirement of Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, or (iii) any term of any Contractual Obligation binding on or otherwise affecting it or any of its properties and no default or event of default has occurred and is continuing thereunder by any Loan Party or, to the knowledge of the Loan Parties, any other Person party thereto, except, in the case of this clause (iii) where the failure to so comply or any such default or event of default could not reasonably be expected to have a Material Adverse Effect.

(i) ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Employee Plan is in compliance with all Requirements of Law, including ERISA, the Internal Revenue Code and the Patient Protection and Affordable Care Act of 2010,

as amended by the Health Care and Education Reconciliation Act of 2010; (ii) no ERISA Event has occurred nor is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan; (iii) each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code;(iv) no Loan Party or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid; (v) there are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan, or (C) any Loan Party with respect to any Employee Plan; (vi) except as required by Section 4980B of the Internal Revenue Code, no Loan Party maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or has any obligation to provide any such benefits for any current employee after such employee’s termination of employment; and (vii) each Foreign Plan, if any, complies with, and has been operated in accordance with all Requirements of Law, and no Loan Party has any unpaid obligations with respect to any Foreign Plan, if any.

(j) Taxes, Etc. (i) All material Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been timely filed and (ii) all Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, except (A) unpaid Taxes in an aggregate amount at any one time not in excess of $1,000,000, and (B) Taxes that are being contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof on the Loan Parties’ books in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l) Nature of Business.

(i) No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) hereto and, after the Effective Date, business reasonably related thereto.

(ii) The Parent does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).

(m) Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations, including Environmental Permits, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, including any such Environmental Permit, and there is no claim that any of the foregoing is not in full force and effect.

(o) Properties. Each Loan Party has, in all material respects, good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(p) Employee and Labor Matters. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and its Subsidiaries is in compliance with all Requirements of Law pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, (ii) no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor is any labor union recognized by any Loan Party or any Subsidiary as the representative of the employees of any Loan Party of Subsidiary, (iii) there is no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any Subsidiary before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party or any Subsidiary which arises out of or under any collective bargaining agreement, (iv) there is no strike, work stoppage, slowdown, lockout, or other labor dispute pending or threatened in writing against any Loan Party or any Subsidiary, and (v) to the knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. No Loan Party or Subsidiary has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Requirement of Law during the preceding four-year period, which remains unpaid or unsatisfied. All payments due from any Loan Party or Subsidiary on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Environmental Matters. Except as set forth on Schedule 6.01(q) hereto or disclosed in the Environmental Reports , (i) no Loan Party or any of its Subsidiaries is in violation of any Environmental Law except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (ii) each Loan Party and each of its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses, except to the extent any failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect; (iii) to the knowledge of each Loan Party, there has been no Release or threatened Release of

Hazardous Materials on, in, at, under or from any properties currently or formerly owned, leased or operated by any Loan Party, its Subsidiaries or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, its Subsidiaries, which in any case of the foregoing could reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of each Loan Party, there are no pending or threatened Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; (v) neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action that could reasonably be expected to have a Material Adverse Effect; and (vi) the Loan Parties have made available to the Administrative Agent and Lenders true and complete copies of all material environmental reports, audits and investigations in the possession or control of any Loan Party or any of its Subsidiaries with respect to the operations and business of the Loan Parties and its Subsidiaries.

(r) Insurance. Each Loan Party maintains all insurance required by Section 7.01(h).

(s) Use of Proceeds. The proceeds of the Loans shall be used to (a) repay in full the Existing Credit Facility and other existing indebtedness of the Borrowers, (b) pay the purchase price payable pursuant to the AAE Acquisition Documents and fees, expenses and other transaction costs in connection therewith, (c) pay fees and expenses in connection with the transactions contemplated hereby and (d) fund working capital and for other general corporate purposes of the Borrowers (including the making of Permitted Acquisitions).

(t) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Borrowers on a consolidated basis are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of such Loan Party.

(u) Intellectual Property. Except as set forth on Schedule 6.01(u) hereto, each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) hereto is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party, (ii) each material work of authorship owned by each Loan party and which is not Registered Intellectual Property and (iii) each material Intellectual Property Contract to which each Loan Party is bound. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v) [Reserved].

(w) Investment Company Act. None of the Loan Parties is (i) an “investment company”, “affiliated person”, “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x) [Reserved].

(y) PPP Loans.

(i) The Aerospace Engineering PPP Loans have been paid in full and the Aerospace Engineering PPP Loan Documents have been terminated in accordance with their terms.

(ii) The AMRO PPP Loan is cash collateralized to the extent required by, and in accordance with, the terms of the AMRO Acquisition Agreement. The AAE PPP Loan is cash collateralized to the extent required by, and in accordance with, the terms of the AAE Acquisition Agreement.

(z) Consummation of Acquisitions.

(i) The Parent has delivered to the Administrative Agent complete and correct copies of the Acquisition Documents, including all schedules and exhibits thereto.

(ii) The execution, delivery and performance of the Acquisition Documents has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of each Loan Party party thereto and, to the knowledge of any Loan Party, each other Person party thereto.

(iii) No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for, or arises as a result of, each such Acquisition, including without limitation any authorization or approval from the Defense Security Service of the U.S. Dept. of Defense or any other cognizant security agency, in each case other than such as have been obtained on or prior to the Effective Date or for which the failure to obtain would not, and would not reasonably be expected to, be material to the Loan Parties and their Subsidiaries, taken as a whole.

(iv) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, each Acquisition Document is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms against the Loan Parties party thereto, and, assuming the accuracy of the representations and warranties in each Acquisition Agreement with respect to the Sellers thereunder, and the equityholders of such Seller, against the other Persons party thereto.

(aa) Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party or any Subsidiary thereof, nor, to the knowledge of any Loan Party, any of their respective directors, officers, employees, agents or Affiliates, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has assets located in a Sanctioned Country, (iii) conducts any business with or for the benefit of any Sanctioned Person, (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (vi) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws and Anti-Money Laundering Law. Each Loan Party and each Subsidiary is in compliance with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects. Each Loan Party and each Affiliate, officer, employee or director acting on behalf of any Loan Party is (and is taking no action that would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable autonomous sanctions, embargos and trade restrictions of the United States of America, United Kingdom and any other Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries (but only to the extent such sanctions, embargos and trade restrictions of such other Governmental Authority have extraterritorial effect), and (C) all applicable provisions of the USA PATRIOT Act. In addition, no Loan Party or any Subsidiary is engaged in any kind of activities or business of or with any Person or in any country or territory that is subject to any sanctions administered by OFAC, the United States of America, United Kingdom or any other Governmental Authority (but only to the extent such sanctions administered by such other Governmental Authority have extraterritorial effect) having jurisdiction over a Loan Party or its Subsidiaries.

(bb) [Reserved].

(cc) Pari Passu. The obligations of each Loan Party under this Agreement and the other Loan Documents to which it is a party rank and will rank at least pari passu in priority of payment and in all other respects with all its other present and future unsecured and unsubordinated debt for borrowed money of such Loan Party.

(dd) Full Disclosure.

(i) Each Loan Party has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

(ii) Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS

Section 7.01 Affirmative Covenants. Until the Termination Date, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to the Administrative Agent and each Lender:

(i) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries (or, solely with respect to each month ending on or prior to June 30, 2021, within 45 days after the end of each such fiscal month) commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheets, statements of operations and retained earnings and statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) if applicable, the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Administrative Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) if applicable, the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Administrative Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii) as soon as available, and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) if applicable, the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report, prepared in accordance with generally accepted auditing standards, of an independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the maturity of any Indebtedness occurring within 12 months of the relevant audit or the actual or anticipated breach of any financial covenant));

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a Compliance Certificate:

(A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

(B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and the calculation of the Leverage Ratio for the applicable period for purposes of determining the Applicable Margin in accordance with the terms of the definition thereof and (2) including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and, if applicable, the figures for the corresponding period in the previous Fiscal Year, and

(C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i) and (2) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (2) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(v) as soon as available and in any event not later than 30 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent (A) attaching Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Administrative Agent, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries, and (B) certifying that the representations and warranties set forth in Section 6.01(dd)(ii) are true and correct with respect to the Projections;

(vi) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party that could reasonably be expected to be material and adverse to any Loan Party;

(vii) as soon as possible, and in any event within three days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(viii) as soon as possible and in any event: (A) within ten days after the occurrence of any ERISA Event that would reasonably be expected to result in a payment liability to any Loan Party in excess of $1,000,000 or the imposition of a Lien on the assets of any Loan Party under Section 430(k) of the Internal Revenue Code or Sections 303(k) or 4068 of ERISA, notice of such ERISA Event (in reasonable detail), and (B) within ten days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, a copy of the form of notice sent by such Loan Party;

(ix) promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(x) as soon as possible and in any event within five days after any Loan Party has knowledge, notice of (x) the forgiveness (whole or partial) of any PPP Loans incurred by any Loan Party, and/or (y) the failure (in whole or in part) of any PPP Loans incurred by the Loan Party to qualify for contingent forgiveness under the CARES Act;

(xi) as soon as possible and in any event within five days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xii) as soon as possible and in any event within five days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report furnished to the Administrative Agent or the Lenders by or on behalf of any Loan Party (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contained, at the time it was furnished, any material misstatement of fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made;

(xiii) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;

(xiv) promptly notify Administrative Agent of any material dispute under, or any material claim made with respect to, the AAE Acquisition Documents or the AAE Undertakings (as such term is defined in the Acquisition Collateral Assignment), the Aerospace Engineering Acquisition Documents or the Aerospace Undertakings (as such term is defined in the Acquisition Collateral Assignment), or the AMRO Acquisition Documents or the AMRO Undertakings (as such term is defined in the Acquisition Collateral Assignment); and

(xv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as the Administrative Agent may from time to time may reasonably request or as the Administrative Agent may reasonably request as an ongoing supplement to any regularly scheduled period financial delivery.

(b) Additional Borrowers, Guarantors and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Administrative Agent promptly and in any event within ten days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Administrative Agent may reasonably request, (C) to the extent required under Section 7.01(m), one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (subject only to Permitted Liens) on such real property and such other Real Property Deliverables as may be required by the Administrative Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Administrative Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations (but subject to any limitations on perfection contained in the Loan Documents); and

(ii) each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within ten days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Administrative Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Administrative Agent in connection therewith.

Notwithstanding the foregoing, no Excluded Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above); provided, however, that if the Equity Interests of a Foreign Subsidiary that is an Excluded Subsidiary are owned by a Loan Party, such Loan Party shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Administrative Agent, a pledge agreement governed by the laws of the jurisdiction of the organization of such Excluded Subsidiary) and certificates described in clause (ii) above to the Administrative Agent, and take all commercially reasonable actions reasonably requested by the Administrative Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in 65% of the voting Equity Interests of such Foreign Subsidiary and 100% of all other Equity Interests of such Foreign Subsidiary owned by such Loan Party.

(c) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing) except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except (i) unpaid Taxes in an aggregate amount at any one time not in excess of $1,000,000, and (ii) Taxes contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. (i) Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, (A) its existence and (B) its rights and privileges, and (ii) become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of the foregoing clauses (i)(B) and (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, in all material respects, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Subject to the confidentiality requirements set forth in Section 12.19, permit, and cause each of its Subsidiaries to permit, the agents and representatives of the Administrative Agent at any time and from time to time during normal business hours, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 7.01(f) and (b) unless an Event of Default has occurred and is continuing, the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further that notwithstanding anything to the contrary herein, neither any Loan Party nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or discuss any document, information, or other matter in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law or that is subject to attorney-client or similar privilege or constitutes attorney work product. Notwithstanding the foregoing, no more than one such inspection shall be at the Borrowers’ expense during any Fiscal Year unless an Event of Default has occurred and is continuing. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Administrative Agent in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (i) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (ii) required by any Requirement of Law, and (iii) in any event in amount, adequacy and scope reasonably satisfactory to the Administrative Agent. Each such policy of insurance (other than, for the avoidance of doubt, representation and warranties insurance policies and employee benefits, D&O and similar policies) shall (i) in the case of liability insurance policies (other than employee benefits, D&O and similar policies) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear, (ii) in the case of casualty insurance policies with respect to the Collateral, name the Administrative Agent on behalf of the Lenders as a lender loss payee and contain an endorsement, in form and substance reasonably satisfactory to the Administrative Agent, that names the Administrative Agent, on behalf of the Lenders as the lender loss payee thereunder with respect to the Collateral, and (iii) provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder). If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, including without limitation any permits, licenses, authorizations, approvals, entitlements or accreditations from the Defense Security Service of the U.S. Dept. of Defense and any other cognizant security agency, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j) Environmental.

(i) Keep the Collateral free of any Environmental Lien other than Environmental Liens the validity of which is being diligently contested in good faith by appropriate actions or proceedings by a Loan Party;

(ii) Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are required in the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits, except to the extent the failure to so obtain, maintain, preserve, renew or comply could not reasonably be expected to have a Material Adverse Effect;

(iii) Take all commercially reasonable steps to prevent any Release or threatened Release from the operations of a Loan Party or any of its Subsidiaries of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, in, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(iv) Provide the Administrative Agent with written notice within ten (10) days of any of the following: (A) discovery of any Release of a Hazardous Material or environmental condition at, in, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in each case could reasonably be expected to result in a Material Adverse Effect; (B) notice that an Environmental Lien has been filed against any Collateral; or (C) an Environmental Claim that could reasonably be expected to result in a Material Adverse Effect; and provide such reports, documents and information in the possession of the Loan Party or any Subsidiary as the Administrative Agent may reasonably request from time to time with respect to any of the foregoing.

(k) Fiscal Year. Cause the Fiscal Year of:

(i) the Parent and its Subsidiaries (other than, solely through December 31, 2021, AMRO and AAE) to end on December 31 of each calendar year unless the Administrative Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement);

(ii) unless the Administrative Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement), AMRO to end on July 31 or, upon the earlier of (x) 10 days’ prior written notice to the Administrative Agent and (y) December 31, 2021, December 31; and

(iii) unless the Administrative Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement), AAE to end on June 30 or, upon the earlier of (x) 10 days’ prior written notice to the Administrative Agent and (y) December 31, 2021,

December 31.

(l) [Intentionally Omitted].

(m) After-Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $1,500,000, promptly, and in any event within three Business Days thereof, so notify the Administrative Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Administrative Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall furnish the same to the Administrative Agent within 90 days of such request. The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).

(n) Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(i) Maintain, and cause each of its Subsidiaries to maintain, policies and procedures reasonably designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers, and employees with all Anti-Corruption Laws and Anti-Money Laundering Laws.

(ii) Comply, and cause each of its Subsidiaries to comply, with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii) Neither Loan Party nor, to the knowledge of any Loan Party, any director, officer or employee of any Loan Party will engage in any activity that would breach any Anti-Corruption Law.

(iv) Promptly notify the Administrative Agent of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law.

(v) Not directly or indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law.

(vi) Each Loan Party and each Subsidiary of a Loan Party and, to the knowledge of any Loan Party, each other officer, employee or director, acting on behalf of the Loan Party is (and will take no action which would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable autonomous sanctions, embargos and trade restrictions of the United States of America, United Kingdom and any other Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries (but only to the extent such sanctions, embargos and trade restrictions of such other Governmental Authority have extraterritorial effect) and (C) all applicable provisions of the USA PATRIOT Act. In addition, none of the activities or business of any Loan Party includes any kind of activities or business of or with any Person or in any country or territory that is subject to any Sanctions.

(vii) In order to comply with the “know your customer/borrower” requirements of the Anti-Money Laundering Laws, promptly provide to the Administrative Agent upon its reasonable request from time to time (A) information relating to individuals and entities affiliated with any Loan Party that maintain a business relationship with the Administrative Agent and (B) such identifying information and documentation as may be available for such Loan Party in order to enable the Administrative Agent or any Lender to comply with Anti-Money Laundering Laws.

(o) Lender Meetings. Upon the request of the Administrative Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each calendar quarter), cause management of the Loan Parties or the Sponsors to participate in a meeting with the Administrative Agent and the Lenders, one of which each Fiscal Year shall, at the election of the Administrative Agent, take place at a location as may be agreed to by the Administrative Borrower and the Administrative Agent or the Required Lenders (and any such other meeting(s) may be telephonic) at such time as may be agreed to by the Administrative Borrower and the Administrative Agent or the Required Lenders.

(p) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Administrative Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority (subject to Permitted Liens) Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document (but, in each case, subject to any limitations on perfection contained in the Loan Documents). In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes the Administrative Agent to file any financing statement or intellectual property security agreements required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (ii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

Section 7.02 Negative Covenants. Until the Termination Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.

(i) Wind up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Borrower (other the Administrative Borrower unless a new Administrative Borrower is designated hereunder in connection therewith) may merge or consolidate with and into any other Borrower and any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Administrative Agent at least 10 days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation, and (E) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation; and

(ii) Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d) Change in Nature of Business.

(i) Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Schedule 6.01(l) and businesses reasonably related thereto.

(ii) Permit the Parent to have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).

(e) Loans, Advances, Investments, Etc. Make, or permit any of its Subsidiaries to make, any Investment in any other Person except for Permitted Investments.

(f) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g) [Intentionally Omitted].

(h) Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except:

(i) transactions consummated in the ordinary course of business and in a manner necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Administrative Agent prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions;

(ii) transactions with another Loan Party;

(iii) transactions permitted by Sections 7.02(e) and 7.02(h);

(iv) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary;

(v) (x) any reasonable collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by any Loan Party or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of Holdings, in each case, in the ordinary course of business, (y) any reasonable subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors to the extent not otherwise prohibited hereunder, and (z) reasonable transactions in the ordinary course of business pursuant to any employee compensation, benefit plan, equity option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(vi) the payment of reasonable and documented fees and expenses by any Loan Party to TC Operating Partners LLC in connection with the provision of bona fide consulting services rendered pursuant to a written agreement on an arm’s length basis in a commercially reasonable manner;

(vii) the Transactions, including the payment of transaction costs on or about the Effective Date in connection with the AAE Acquisition;

(viii) payments of up to $250,000 in the aggregate in any Fiscal Year of customary board fees to members of any advisory board or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries in the ordinary course of business;

(ix) the payment of reasonable and documented out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(x) the payment of (i) management fees pursuant to any management, consulting or other services agreement to any of its shareholders or other equityholders (including the Sponsors) in an aggregate amount not to exceed $1,000,000 in any Fiscal Year (which may be carried forward to future Fiscal Years), so long as (A) no Event of Default shall have occurred and be continuing, or would result from the making of such payment, and (B) the Borrowers have Availability plus Qualified Cash of not less than $5,000,000 both before and after giving effect to such payment (the fees permitted to be paid pursuant to this clause (i) being referred to herein as, “Permitted Management Fees”), and (ii) all indemnification obligations and reimbursable, reasonable and documented out-of-pocket costs and expenses owed to Sponsors and any of their respective directors, officers, members of management, managers, employees, consultants and Affiliates; and

(xi) other than amounts permitted by clause (x) above, the payment of reasonable, documented and customary out-of-pocket costs to, and customary indemnities provided on behalf of, members of any advisory board or the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Parent or any of its Subsidiaries in the ordinary course of business.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(k) hereto, or any extension, replacement or continuation of any such agreement; provided that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Administrative Agent and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset, sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E) customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G) customary restrictions in contracts that prohibit the assignment, subletting or other transfers (including the granting of any Lien) of such contract; or

(H) restrictions on pledged cash or other deposits imposed by any Person for whose benefit such pledge of cash or other deposits is made.

(l) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, as security for the Obligations, or that requires the grant of any security for an obligation if security is granted for the Obligations, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition, provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof.

(m) Modifications of Indebtedness, Acquisition Agreements, Organizational Documents and Certain Other Agreements; Etc.

(i) Other than to the extent expressly permitted in any subordination provisions thereof or subordination agreement with respect thereto, amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Junior Indebtedness or of any instrument or agreement

(including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii) except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Junior Indebtedness (other than with respect to the Aerospace Engineering Earnout or any other Earn-Out) (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due) unless either (1) (x) no Event of Default has occurred and is continuing and (y) Borrowers have Availability plus Qualified Cash of not less than $10,000,000 after giving effect to such payment or (2) such voluntary or optional payment is expressly permitted to be made pursuant to any subordination provisions thereof or subordination agreement with respect thereto, (B) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (C) make any payment on account of any Earn-Out, other than payments on account of the Aerospace Engineering Earnout and any other Permitted Earn-Out so long as, and only to the extent that (1) payment on account of the Aerospace Engineering Earnout or such other Permitted Earn-Out is earned, due and owing, (2) no Default or Event of Default has occurred and is continuing and (3) Borrowers have Availability plus Qualified Cash of not less than $7,500,000 after giving effect to such payment;

(iii) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (a) waive any of its rights or remedies under any AAE Acquisition Document with respect to any of the AAE Undertakings (as such term is defined in the Acquisition Collateral Assignment), any Aerospace Engineering Acquisition Document with respect to any of the Aerospace Undertakings (as such term is defined in the Acquisition Collateral Assignment) or any AMRO Acquisition Document with respect to any of the AMRO Undertakings (as such term is defined in the Acquisition Collateral Assignment), (b) settle, compromise or offset any amount payable by the Aerospace Seller (as such term is defined in the Acquisition Collateral Assignment), the AMRO Sellers (as such term is defined in the Acquisition Collateral Assignment) or any other Person to Parent under any Aerospace Engineering Acquisition Document or AMRO Acquisition Document other than in connection with any post-closing purchase price adjustment pursuant to the terms thereof, (c) settle, compromise or offset any amount payable by Aerospace Sellers (as such term is defined in the Acquisition Collateral Assignment) or any other Person to Spaceco Holdco under any AAE Acquisition Document other than in connection with any post-closing purchase price adjustment pursuant to the terms thereof, or (d) amend or otherwise modify any Acquisition Document in any manner which is materially adverse to the interests of Administrative Agent or the Lenders;

(iv) amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, provided that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or

(v) agree to any amendment, modification or other change to or waiver of any of its rights under any Acquisition Document if such amendment, modification, change or waiver would be materially adverse to any Loan Party or any of its Subsidiaries or the Administrative Agent and the Lenders.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) ERISA.

(i) Cause or fail to prevent, or permit any of its ERISA Affiliates to cause or fail to prevent, an ERISA Event that would reasonably be expected to have a Material Adverse Effect, or

(ii) adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees of any Loan Party after termination of employment other than as required by Section 601 of ERISA or other Requirements of Law.

(p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials on, in, at, under or from any property owned, leased or operated by it or any of its Subsidiaries, except in compliance with Environmental Laws (other than any noncompliance that could not reasonably be expected to have a Material Adverse Effect).

(q) Accounting Methods. Without the prior written consent of the Administrative Agent, modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

(r) Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws.

(i) Conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person; or

(ii) Use, nor permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Sanctioned Person or in any other manner that would result in a violation of any Sanctions by any Person (including by any Person participating in any Loan, whether as underwriter, advisor, investor or otherwise), or (B) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

(s) Holding Companies. Permit any of Holdings, Parent or Spaceco Holdco to incur any material liabilities (other than liabilities arising under the Loan Documents), own or acquire any material assets (other than the Equity Interests of Loan Parties or Excluded Subsidiaries of the Loan Parties) or engage itself in any material operations or business, except in connection with its ownership of Loan Parties or Excluded Subsidiaries of the Loan Parties and its rights and obligations under the Loan Documents.

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries for which the last month ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Month End	Leverage Ratio

March 31, 2021	:1.0

June 30, 2021	:1.0

September 30, 2021	:1.0

December 31, 2021	:1.0

March 31, 2022	:1.0

June 30, 2022	:1.0

September 30, 2022	:1.0

December 31, 2022	:1.0

Fiscal Month End	Leverage Ratio

March 31, 2023	:1.0

June 30, 2023	:1.0

September 30, 2023	:1.0

December 31, 2023	:1.0

March 31, 2024	:1.0

June 30, 2024	:1.0

September 30, 2024	:1.0

December 31, 2024	:1.0

March 31, 2025	:1.0

June 30, 2025	:1.0

September 30, 2025 and the last day of each fiscal quarter thereafter	:1.0

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries for which the last month ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Month End	Fixed Charge Coverage Ratio

March 31, 2021	:1.0

June 30, 2021	:1.0

September 30, 2021	:1.0

December 31, 2021	:1.0

March 31, 2022	:1.0

June 30, 2022	:1.0

September 30, 2022	:1.0

December 31, 2022	:1.0

Fiscal Month End	Fixed Charge Coverage Ratio

March 31, 2023	:1.0

June 30, 2023	:1.0

September 30, 2023	:1.0

December 31, 2023	:1.0

March 31, 2024	:1.0

June 30, 2024	:1.0

September 30, 2024	:1.0

December 31, 2024	:1.0

March 31, 2025	:1.0

June 30, 2025	:1.0

September 30, 2025 and the last day of each fiscal quarter thereafter	:1.0

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS

AND OTHER COLLATERAL MATTERS

Section 8.01 Cash Management Arrangements.

(a) The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Administrative Agent at one or more of the banks set forth on Schedule 8.01 hereto (as such Schedule may be updated from time to time by the Administrative Borrower upon written notice to Administrative Agent) (each a “Cash Management Bank”) and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event within two Business Days after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b) Within 90 days after the Effective Date, the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Administrative Agent a Control Agreement with respect to such Cash Management Account From and after the date that is 90 days following the Effective Date, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Administrative Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts).

(c) During the existence of an Event of Default, the Administrative Agent shall be entitled to direct the Cash Management Bank to transfer funds in any Cash Management Account to the Administrative Agent’s Account or issue any other instruction to the Cash Management Bank in accordance with the terms set forth in a Control Agreement with respect to such Cash Management Account.

(d) So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Administrative Agent a Control Agreement.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a) any Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Agent Advance or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of 3 Business Days or (ii) all or any portion of the principal of the Loans;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Sections 7.01(d) (with respect to a Loan Party’s existence), 7.01(h), 7.02 or 7.03, or Article VIII, or (ii) Sections 7.01(a) or 7.01(m); provided, however, no Event of Default shall arise as a result of a breach or default of this clause (ii) so long as such failure is remedied within five days after the date such failure began and such cure is not exercised more than one time during any calendar year for all such defaults under this clause (ii);

(d) any Loan Party shall fail to perform or comply with (i) any covenant or agreement contained in Sections 7.01(d) (other than with respect to a Loan Party’s existence), 7.01(f) or 7.01(k) and such failure shall remain unremedied for 10 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by the Administrative Agent to such Loan Party, or (ii) any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b), (c) and (d)(i) of this Section 9.01, such failure, shall remain unremedied for 30 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by the Administrative Agent to such Loan Party;

(e) the Parent or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $3,000,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) the Parent or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party or any of its Subsidiaries, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document prior to the Termination Date (except with respect to any Loan Document that has terminated in accordance with its terms);

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders on Collateral with an aggregate value in excess of $3,000,000 purported to be covered by the Loan Documents (other than by reason of (x) any affirmative action of the Administrative Agent, the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or any other applicable Loan Document or (z) the occurrence of the Termination Date or any other termination of such Loan Document in accordance with the terms thereof);

(j) one or more judgments, orders or awards for the payment of money exceeding $3,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 60 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business (other than as a result of a pandemic or similar health emergency), except to the extent the same could not reasonably be expected to result in a Material Adverse Effect;

(l) except to the extent the same could not reasonably be expected to have a Material Adverse Effect, the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Loan Party;

(m) there shall occur one or more ERISA Events that individually or in the aggregate results in, actual liability of any Loan Party in excess of $3,000,000, or (ii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) or Section 4068 of ERISA upon the property or rights to property of any Loan Party; or

(n) a Change of Control shall have occurred;

then, and in any such event, the Administrative Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium, if any, with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by the Administrative Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 9.02 Cure Right. In the event that the Borrowers fail to comply with the requirements of any financial covenant set forth in Section 7.03, until the expiration of the 10th day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Parent, and, in each case, to contribute any such cash to the capital of the Borrowers, and apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter (the “Cure Right”); provided that (a) such proceeds are actually received by the Borrowers no later than 10 days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.03 for such period, (c) the Cure Right shall not be exercised more than 5 times during the term of the Loans (it being expressly understood and agreed that the exercise of the Cure Right with respect to Section 7.03(a) and/or Section 7.03(b) in a single fiscal quarter shall count as one exercise of the Cure Right), (d) the Cure Right shall not be exercised in consecutive fiscal quarters, (e) there shall be no pro forma reduction in Indebtedness with the proceeds of the Cure Right for purposes of determining compliance with the financial covenants in Section 7.03 or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the fiscal quarter in which the Cure Right is used, and (f) 50% of such proceeds shall be applied to prepay the Loans in accordance with Section 2.05(c)(v) (and any remaining proceeds may be retained by the Borrowers). If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), the Borrowers are in compliance with the financial covenants set forth in Section 7.03, the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.03 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.03 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, in no event shall any Applicable Premium be applicable to any prepayment made pursuant to this Section.

ARTICLE X

AGENT

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent to perform the duties as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Administrative Agent, and, subject to Section 2.02, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by the Administrative Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Administrative Agent shall not have any liability to the Lenders for the Administrative Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for the Administrative Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Administrative Agent of the rights and remedies specifically authorized to be exercised by the Administrative Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as the Administrative Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to the Administrative Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Administrative Agent shall not be required to take any action which, in the reasonable opinion of the Administrative Agent, exposes the Administrative Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties; Delegation.

(a) The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Administrative Agent nor any of its Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that upon the reasonable request of a Lender, the Administrative Agent shall provide to such Lender any documents or reports delivered to the Administrative Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If the Administrative Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, the Administrative Agent shall send notice thereof to each Lender. The Administrative Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

(b) The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent or other Person (including any Lender). Any such Related Party, trustee, co-agent or other Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 10.03 Rights, Exculpation, Etc. The Administrative Agent and its Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Loan as the owner thereof until the Administrative Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07, signed by such payee and in form satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Administrative Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Administrative Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent are permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04 Reliance. The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that the Administrative Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not the Administrative Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by the Administrative Agent, reimburse the Administrative Agent and such Related Parties for and indemnify the Administrative Agent and such Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to the Administrative Agent and such Related

Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Administrative Agent and such Related Parties under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agent Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or one of the Required Lenders. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as the Administrative Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent.

(a) The Administrative Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with the prior written consent of the Administrative Borrower so long as no Specified Event of Default then exists (such consent of the Administrative Borrower not to be unreasonably withheld or delayed). If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000. Whether or not a successor Administrative Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Administrative Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Administrative Agent’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Sections 12.04 and 12.15 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Administrative Agent was acting as Administrative Agent.

(c) Notwithstanding anything to the contrary herein, no Disqualified Institution may be appointed as a successor Administrative Agent; provided that, notwithstanding anything contained herein to the contrary, (i) if a Specified Event of Default has occurred and is continuing, a Disqualified Lending Institution may be appointed as a successor Administrative Agent and (ii) if a Critical Event of Default has occurred and is continuing, a Disqualified Competitor may be appointed as a successor Administrative Agent.

Section 10.08 Collateral Matters.

(a) At any time during the continuance of an Event of Default, the Administrative Agent may from time to time make such disbursements and advances (“Agent Advances”) which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section

12.04. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Administrative Agent shall notify each Lender and the Administrative Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Administrative Agent Advance. If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral on the Termination Date; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02, or (ii)

subordinate any Lien on the Collateral to any Permitted Lien. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Administrative Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Administrative Agent, the authority to release Collateral conferred upon the Administrative Agent under Section 10.08(b). Upon receipt by the Administrative Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s good faith opinion, would expose the Administrative Agent to liability or create any obligations other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Lenders in accordance with the terms thereof.

(e) The Lenders hereby irrevocably authorize the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (ii) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Administrative Agent and the Lenders shall be entitled to be, and shall be, credit bid by the Administrative Agent (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).

In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (B) each of the Administrative Agent’s and the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (C) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02), (D) the Administrative Agent, on behalf of such acquisition vehicle or vehicles, shall be authorized to issue to each of the Administrative Agent and the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for the Administrative Agent, any Lender or any acquisition vehicle to take any further action, and (E) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Administrative Agent and the Lenders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for the Administrative Agent, any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of the Administrative Agent and each Lender are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (B) above, the Administrative Agent and each Lender shall execute such documents and provide such information regarding such Person (and/or any designee of such Person that will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

(f) The Administrative Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Administrative Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. In addition, the Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly, 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 No Third-Party Beneficiaries. Except with respect to the Borrowers’ rights in respect of a successor Administrative Agent as provided in Section 10.07, the provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12 No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13 Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with each such Report;

(b) expressly agrees and acknowledges that the Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel;

(d) agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14 [Reserved].

Section 10.15 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the

Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder and under the other Loan Documents.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Swap Obligations. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Administrative Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.

The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than payment in full in cash).

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor (other than payment in full in cash). Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and permitted assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such

Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party or the Administrative Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

Spaceco Holdings LLC

c/o Trive Capital

2021 McKinney Ave, Suite 1200

Dallas, TX 75201

Attention: David Stinnett and Steve Yoost

Email: davidstinnett@trivecapital.com; steveyoost@trivecapital.com

Telephone: (214) 499-9717 / (469) 310-9933

Facsimile: (469) 310-9961

with a copy to (which shall not constitute notice to any Loan Party):

Haynes and Boone LLP

30 Rockefeller Plaza, 26th floor

New York, NY 10112

Attn: Laura Martone, Esq.

Fax No.: (949) 202-3165

Email: laura.martone@haynesboone.com

if to the Administrative Agent, to it at the following address:

TCW Asset Management Company LLC

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

Attention:   Michael Anello

Telephone:   (617) 936-2282

Email:     michael.anello@tcw.com

       TCW@alterdomus.com

in each case, with a copy to:

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Attention:   Seth H. Good

Telephone:  (312) 863-7138

Telecopier:  (312) 863-7838

Email:    seth.good@goldbergkohn.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further, that notices to the Administrative Agent pursuant to Article II shall not be effective until received by the Administrative Agent.

(b) Electronic Communications.

(i) The Administrative Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Administrative Agent and the Lenders or extending an existing Lien over additional property, by the Administrative Agent and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender), reduce the principal of, or interest on, the Loans payable to any Lender (other than to waive any Default or Event of Default or obligation of the Borrowers to pay interest to at the Post-Default Rate, which shall only require the consent of the Required Lenders), reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(ii) [Reserved];

(iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv) amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;

(v) release all or substantially all of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders (other than to any Permitted Lien), or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; or

(vi) amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 without the written consent of each Lender.

(b) Notwithstanding anything to the contrary in Section 12.02(a):

(i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Sponsor or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby;

(iii) any Control Agreement, Guaranty, Mortgage, Security Agreement, collateral access agreement, landlord waiver, or other agreement or document purporting to create or perfect a security interest in any of the Collateral (a “Collateral Document”) may be amended, waived or otherwise modified with the consent of the Administrative Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Requirements of Law (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure any ambiguity, inconsistency, omission, mistake or defect, or (C) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Administrative Agent and the Administrative Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Administrative Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof;

(iv) no consent of any Loan Party shall be required to change any order of priority set forth in Sections 2.05(d) and 4.03 for payments made during an Event of Default;

(v) the Administrative Agent and the Administrative Borrower may enter into an amendment to this Agreement pursuant to Section 2.07(g) to reflect an alternate service or index rate and such other related changes to this Agreement as may be applicable; and

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender).

(c) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then either the Administrative Agent or Administrative Borrower, upon at least five Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium (including the Applicable Premium) or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Administrative Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Administrative Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Administrative Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay within 10 Business Days of demand therefor, all costs and expenses incurred by or on behalf of the Administrative Agent (and, in the case of clauses (c) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable and documented fees, costs, client charges and expenses of counsel for the Administrative Agent (and, in the case of clauses (c) through (m) below, each Lender), accounting, due diligence, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, examination, travel, lodging and meals (in accordance with the terms, and subject to the limitations, set forth herein), arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Administrative Agent’s or any of the Lenders’ rights under this Agreement or the other Loan

Documents, (d) the defense of any claim or action asserted or brought against the Administrative Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Administrative Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Administrative Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect the Obligations from any Loan Party, (j) any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest (provided however that neither Borrowers nor any Loan Party or any of its Subsidiaries shall have any responsibility for such matters to the extent relating to conditions or acts first occurring after a foreclosure or other transfer in lieu of foreclosure), (k) any Environmental Lien, (l) [Reserved], or (m) the receipt by the Administrative Agent or (with respect to the foregoing items (c) through (k)) any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, the Administrative Agent may itself perform or cause performance of such covenant or agreement, and the reasonable and documented expenses of the Administrative Agent incurred in connection therewith shall be reimbursed by the Borrowers within 10 Business Days of demand therefor. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents. Notwithstanding the foregoing, in no event shall the Loan Parties (i) be required to pay the allocated expenses of any in-house counsel, or (ii) be responsible for any amounts described in this Section 12.04 to the extent the same were caused by the gross negligence or willful misconduct of any Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The Administrative Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Administrative Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have under this Agreement or any other Loan Documents or applicable law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Administrative Agent and each Lender and their respective successors and permitted assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:

(i) all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Administrative Agent and Administrative Borrower (such consent of the Administrative Borrower not to be unreasonably withheld or delayed), and

(ii) all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it with the written consent of the Administrative Agent and Administrative Borrower (such consent of the Administrative Borrower not to be unreasonably withheld or delayed);

provided, however, that (x) no consent of the Administrative Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (y) no consent of Administrative Borrower shall be required (1) if a Specified Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Administrative Borrower shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.

(c) Assignments shall be subject to the following additional conditions:

(i) Each such assignment shall be in an amount which is at least $5,000,000 (or $10,000,000 in the case of any Term Loan or Term Loan Commitment) or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof);

(ii) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and

(iii) No such assignment shall be made to (A) any Loan Party, any Sponsor or any of their respective Affiliates, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a Disqualified Institution; provided that, notwithstanding anything contained herein to the contrary, (1) if a Specified Event of Default has occurred and is continuing, any such assignment may be made to a Disqualified Lending Institution and (2) if a Critical Event of Default has occurred and is continuing, any such assignment may be made to a Disqualified Competitor.

(d) Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be the date of recordation, (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such date it is recorded in the Register, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice. It is intended that the Register be maintained such that the Loans are in “registered form” for the purposes of the Internal Revenue Code.

(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent pursuant to Section 12.07(b) (which consent of the Administrative Agent must be evidenced by the Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent).

(h) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i) If any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice to the extent required such that the Loans are in “registered form” for the purposes of the Internal Revenue Code. It is intended that each Participant Register be maintained such that the Loans are in “registered form” for the purposes of the Internal Revenue Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. In no event shall any participation be sold to a Disqualified Institution; provided that, notwithstanding anything contained herein to the contrary, (1) if a Specified Event of Default has occurred and is continuing, any participation may be sold to a Disqualified Lending Institution and (2) if a Critical Event of Default has occurred and is continuing, any participation may be sold to a Disqualified Competitor.

(j) Any Foreign Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans in which such Participant has an interest, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans in which such Participant has an interest or the fees payable under this Agreement in which such Participant has an interest, or (C) actions directly effecting a release of all or substantially all of the Collateral or any Loan Party (except permitted by the Loan Documents), in each case, excluding any action with respect to the waiver of any Default or Event of Default or obligation of the Borrowers to pay interest to at the Post-Default Rate. The Loan Parties agree that each participant shall be entitled to the benefits of Sections 2.09 and 2.10 with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall (i) release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or (ii) be made to a Disqualified Institution; provided that, notwithstanding anything contained herein to the contrary, (x) if a Specified Event of Default has occurred and is continuing, any such pledge or assignment may be made to a Disqualified Lending Institution and (y) if a Critical Event of Default has occurred and is continuing, any such pledge or assignment may be made to a Disqualified Competitor.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE

CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, THE ADMINISTRATIVE AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Administrative Agent and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the

Administrative Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which the Administrative Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Administrative Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to the Administrative Agent, each Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Related Parties (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the execution, delivery or performance or enforcement of this Agreement, any other Loan Document or any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Administrative Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrowers’ use of the proceeds thereof, (iii) the Administrative Agent and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, including any Environmental Claim, investigation or proceeding relating to or arising out of any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) (i) for any Indemnified Matter caused by the gross negligence or willful misconduct of such

Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction and (ii) with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, in no event shall the Loan Parties be required to pay the allocated expenses of any in-house counsel.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 shall be payable within ten Business Days of demand therefor. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No party to this Agreement shall assert, and each such party hereby waives, any claim against any Indemnitee, any Loan Party or any Related Party of any thereof on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, the Administrative Agent and each Lender and when the conditions precedent set forth in Section 5.01 have been satisfied or waived in writing by the Administrative Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Administrative Agent and each Lender, and their respective successors and permitted assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07.

Section 12.18 Highest Lawful Rate. It is the intention of the parties hereto that the Administrative Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Administrative Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Administrative Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Administrative Agent or any Lender that is contracted for, taken, reserved, charged or received by the Administrative Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Administrative Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Administrative Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Administrative Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by the Administrative Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Administrative Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Administrative Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to the Administrative Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Administrative Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to the Administrative Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Administrative Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Administrative Agent or such Lender would be less than the amount of interest payable to the Administrative Agent or such Lender computed at the Highest Lawful Rate applicable to the Administrative Agent or such Lender, then the amount of interest payable to the Administrative Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Administrative Agent or such Lender until the total amount of interest payable to the Administrative Agent or such Lender shall equal the total amount of interest which would have been payable to the Administrative Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality. The Administrative Agent and each Lender agrees (on behalf of itself and its Related Parties) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by the Administrative Agent or any Lender of any such information (i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19 or is subject to other customary and commercially reasonable confidentiality obligations); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization, so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by this Section 12.19 or another confidentiality agreement substantially similar hereto or otherwise reasonably acceptable to the Administrative Borrower and the Administrative Agent; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority (in which case such Person shall to the extent permitted by applicable Requirements of Law, inform the Administrative Borrower promptly in advance thereof); (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency; (vi) in connection with any litigation to which the Administrative Agent or any Lender is a party relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (viii) to any other Person if such information is general portfolio information that does not identity the Loan Parties; or (ix) with the consent of the Administrative Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. Notwithstanding any of the foregoing, in no event shall any disclosure of confidential information be made to any person that is a Disqualified Institution at the time of such disclosure unless (A) at the time of such disclosure, such the disclosing Lender would be permitted to assign its Loans to such Disqualified Institution, grant a participation hereunder to such Disqualified Institution or pledge its interests hereunder to such Disqualified Institution, in each case, in accordance with the terms hereof, and (B) such disclosure is made pursuant to clause (iii) above.

Section 12.20 Public Disclosure. Each Loan Party hereby authorizes the Administrative Agent and each Lender, with the prior written consent of the Administrative Borrower (such consent of the Administrative Borrower not to be unreasonably withheld or delayed), to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as the Administrative Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as the Administrative Agent or such Lender shall deem appropriate.

Section 12.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

SPACECO HOLDINGS LLC
By:
Name:
Title:

AEROSPACE ENGINEERING, LLC
By:
Name:
Title:

AMRO FABRICATING CORPORATION
By:
Name:
Title:

AMERICAN AUTOMATED ENGINEERING, INC.
By:
Name:
Title:

GUARANTORS:

TCFIII SPACECO LLC
By:
Name:
Title:

Signature Page to Financing Agreement

ADMINISTRATIVE AGENT:

TCW ASSET MANAGEMENT COMPANY, LLC
By:

Name:
Title:

Signature Page to Financing Agreement

CO-LENDERS:

MACQUARIE INVESTMENTS US INC.

By:

Name:

Title:

Signature Page to Financing Agreement

PHILADELPHIA INDEMNITY INSURANCE COMPANY

By: TCW Asset Management Company LLC
Its: Investment Manager and Attorney-in-Fact

By:

Name:

Title:

SAFETY NATIONAL CASUALTY CORPORATION

By: TCW Asset Management Company LLC
Its: Investment Manager and Attorney-in-Fact

By:

Name:
Title:

RELIANCE STANDARD LIFE INSURANCE COMPANY

By: TCW Asset Management Company LLC
Its: Investment Manager and Attorney-in-Fact

By:

Name:
Title:

U.S. SPECIALTY INSURANCE COMPANY

By: TCW Asset Management Company LLC
Its: Investment Manager and Attorney-in-Fact

By:

Name:

Title:

Signature Page to Financing Agreement

Schedule 1.01(A)

Lenders and Lenders’ Commitments

Legal Entity Name	Total Commitment		Term Loan		Revolver
Macquarie Investments US Inc.	$		$		$
U.S. Specialty Insurance Company	$		$		$
Safety National Casualty Corporation	$		$		$
Reliance Standard Life Insurance Company	$		$		$
Philadelphia Indemnity Insurance Company	$		$		$

Total		$220,000,000.00		$200,000,000.00		$20,000,000.00

Schedule 1.01(B)

Facilities

None.

Schedule 5.03

Conditions Subsequent

1.

Within sixty (60) days of the Effective Date (or such later date as Administrative Agent may agree in writing, including via email), the Loan Parties shall use commercially reasonable efforts to deliver to Administrative Agent a fully-executed collateral access agreement or landlord waiver, in form and substance satisfactory to Administrative Agent in its reasonable discretion, with respect to each leased location that serves as the headquarters of each Loan Party.

2.

Within sixty (60) days of the Effective Date (or such later date as Administrative Agent may agree in writing, including via email), the Loan Parties shall deliver to Administrative Agent (i) insurance policies and certificates, in form and substance reasonable satisfactory to Administrative Agent, with respect to the Loan Parties’ consolidated property and general liability insurance policies bound after the Effective Date, (ii) an Assignment of Business Interruption Insurance with respect to such consolidated insurance policies of the Loan Parties, and (iii) a lender’s loss payable endorsement, an additional insured endorsement and a notice of cancellation endorsement that provides for not less than thirty days (ten days in the case of non-payment) prior written notice to Administrative Agent of the exercise of any right of cancellation with respect to such consolidated insurance policies of the Loan Parties, in each case in favor of Administrative Agent and in form and substance satisfactory to Agent in its reasonable discretion.

3.

Within 90 days after the Effective Date (or such later date as Administrative Agent may agree in writing, including via email), upon delivery by the Loan Parties of all Control Agreements required to be delivered to Administrative Agent under Section 8.01(b) of the Financing Agreement, Administrative Borrower shall deliver to Administrative Agent an updated version of Schedule 8.01 to the Financing Agreement reflecting the Loan Parties’ Cash Management Banks as of such date.

4.

As soon as administratively practicable following the Effective Date but not later than the date that is ninety (90) days after the Effective Date (or such later date as Administrative Agent may agree in writing, including via email), the Loan Parties shall deliver to Administrative Agent (i) evidence of filing, pursuant to the Department of Labor’s Delinquent Filer Voluntary Compliance Program, all past due Forms 5500 for AAE’s retirement savings plan and for any other plan for which such filings were required for all completed plan years prior to the Effective Date (including, without limitation, any welfare benefits plan maintained by AAE), (ii) evidence of the correction of erroneously calculated employer matching contributions under the AAE Retirement Savings Plan for certain participants through the Voluntary Correction Program under the IRS’s Employee Plans Compliance Resolution System, (iii) evidence of the filing and distribution of annual IRS Form 1094/1095 Series for which such forms were required but not timely prepared, filed, or distributed by AAE prior to the Effective Date, and (iv) evidence, in each case, of payment of all costs, expenses, and other liabilities (including, without limitation, any penalties assessed) related to the preparation, filing, and distribution of such filings and correction of such incorrect matching contributions.

5.

Within 10 Business Days after the Effective Date (or such later date as Administrative Agent may agree in writing, including via email), the Loan Parties shall deliver to Administrative Agent (i) the original stock certificates representing the Equity Interests of AAE and AMRO pledged under the Security Agreement, accompanied by original undated stock powers executed in blank, and (ii) the original executed Irrevocable Proxies and Registration Pages (as defined in the Security Agreement) with respect to all Equity Interests pledged under the Security Agreement.

6.

As soon as it is available, and in any event within 60 days after the Effective Date (or such later date as Administrative Agent may agree in writing, including via email), Loan Parties shall deliver to Administrative Agent a true and complete copy of the charter of each of AAE and AMRO, in each case certified as of a recent date not more than 30 days prior to the Effective Date by the Secretary of State of the State of California and setting forth the same complete name of such Loan Party as is set forth in the Financing Agreement.

7.

On or before the date that is 10 Business Days after the Effective Date (or such later date as Administrative Agent may agree in writing, including via email), if, as of such date, Administrative Agent has not received the certified charters described in clause (6) above, Parent shall deliver to Administrative Agent a duly executed Collateral Assignment of Buyer-Side Representation and Warranties Insurance Policy in favor of Administrative Agent with respect to that certain policy number 16939H200279 issued to Parent by Ethos Specialty Insurance Services LLC, which Collateral Assignment of Buyer-Side Representation and Warranties Insurance Policy (A) shall terminate automatically upon receipt by Administrative Agent of the certified charters described in clause (6) above, and (B) shall otherwise be in form and substance reasonably satisfactory to Administrative Agent.

8.

Within 15 Business Days after the Effective Date (or such later date as Administrative Agent may agree in writing, including via email), a payoff letter or similar confirmation of payoff and release, in form and substance reasonably satisfactory to Administrative Agent, executed by Pacific Premier Bank and confirming the satisfaction and release of all obligations AAE may have to Pacific Premier Bank as of the Effective Date, including AAE’s obligations as a guarantor of certain obligations owing to Pacific Premier Bank as of the Effective Date, together with evidence that such obligations owing to Pacific Premier Bank and guaranteed by AAE as of the Effective Date have been paid in full.

Schedule 6.01(e)

Capitalization; Subsidiaries

Loan Party	Equity Holders	Type of Entity	Percentage of Equity Interests Owned	Certificate No. (if any)

Schedule 6.01(f)

Litigation

None.

Schedule 6.01(l)

Nature of Business

Loan Party	Nature of Business

Schedule 6.01(q)

Environmental Matters

None.

Schedule 6.01(u)

Intellectual Property

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Internet Domain Names:

Schedule 7.02(a)

Existing Liens

None.

Schedule 7.02(b)

Existing Indebtedness

None.

Schedule 7.02(e)

Existing Investments

None.

Schedule 7.02(k)

Limitations on Dividends and Other Payment Restrictions

None.

Schedule 8.01

Cash Management Accounts

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of        (this “Agreement”), to the Financing Agreement referred to below is entered into by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors”), [NAME OF ADDITIONAL BORROWER OR GUARANTOR], a               (the “Additional [Borrower][Guarantor]”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), TCW Asset Management Company, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

WHEREAS, the Parent, each Borrower [(other than the Additional Borrower)], the Guarantors [(other than the Additional Guarantor)], the Lenders and the Administrative Agent have entered into that certain Financing Agreement, dated as of December [ ], 2020 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Financing Agreement”), pursuant to which the Lenders have agreed to make certain term loans and revolving loans (each a “Loan” and collectively the “Loans”), to the Borrowers;

WHEREAS, the Borrowers’ obligation to repay the Loans and all other Obligations are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement, the Additional [Borrower][Guarantor] is required to become a [Borrower][Guarantor] by, among other things, executing and delivering this Agreement to the Administrative Agent; and

WHEREAS, the Additional [Borrower][Guarantor] has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional [Borrower][Guarantor].

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2. Joinder of Additional [Borrower][Guarantor].

(a) Pursuant to Section 7.01(b) of the Financing Agreement, by its execution of this Agreement, the Additional [Borrower][Guarantor] hereby (i) confirms that, as to the Additional [Borrower][Guarantor], the representations and warranties contained in Article VI of the Financing Agreement are true and correct in all material respects as of the effective date of this Agreement (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof)), and (ii) agrees that, from and after the effective date of this Agreement, the Additional [Borrower][Guarantor] shall be a party to the Financing Agreement and shall be bound, as a [Borrower][Guarantor], by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the [Borrowers][Guarantors], [including, without limitation, the guaranty of the Obligations made by the Guarantors, jointly and severally with the other Loan Parties, in favor of the Administrative Agent and the Lenders pursuant to Article XI of the Financing Agreement]. The Additional [Borrower][Guarantor] hereby agrees that from and after the effective date of this Agreement, each reference to a [”Borrower”][”Guarantor”] or a “Loan Party” and each reference to the [”Borrowers”][”Guarantors”] or the “Loan Parties” in the Financing Agreement shall include the Additional [Borrower][Guarantor]. The Additional [Borrower][Guarantor] acknowledges that it has received a copy of the Financing Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b) Attached hereto as Exhibit A are supplements to each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional [Borrower][Guarantor]. The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such supplement.

SECTION 3. Effectiveness. This Agreement shall become effective upon its execution by the Additional [Borrower][Guarantor], each Borrower, each Guarantor and Administrative Agent and receipt by the Administrative Agent of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(a) original counterparts to this Agreement, duly executed by each Borrower, each Guarantor, the Additional [Borrower][Guarantor] and Administrative Agent, together with the Schedules referred to in Section 2(b) hereof;

(b) a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the “Security Agreement Supplement”), duly executed by the Additional [Borrower][Guarantor], and any instruments of assignment or other documents required to be delivered to Administrative Agent pursuant to the terms thereof;

(c) a Pledge Amendment to the Security Agreement to which the parent company of the Additional [Borrower][Guarantor] is a party, in substantially the form of Exhibit A thereto, duly executed by such parent company and providing for all Equity Interest of the Additional [Borrower][Guarantor] to be pledged to the Administrative Agent pursuant to the terms thereof;

(d) (i) certificates, if any, representing 100% of the issued and outstanding Equity Interests of the Additional [Borrower][Guarantor] and each Subsidiary of the Additional [Borrower][Guarantor] and (ii) all original promissory notes of such Additional [Borrower][Guarantor], if any, in each case, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Administrative Agent may reasonably request;

(e) to the extent required under the Financing Agreement, a Mortgage (the “Additional Mortgage”), duly executed by the Additional [Borrower][Guarantor], with respect to the real property owned or leased, as applicable, by the Additional [Borrower][Guarantor], together with all other applicable Real Property Deliverables, agreements, instruments and documents as may be required by the Administrative Agent with respect to such real property;

(f) (i) appropriate financing statements on Form UCC 1 duly filed in such office or offices as may be necessary or in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by the Security Agreement Supplement and any Mortgage and (ii) evidence reasonably satisfactory to the Administrative Agent of the filing of such UCC-1 financing statements;

(g) a favorable written opinion of counsel to the Loan Parties as to such matters as the Administrative Agent may reasonably request; and

(h) such other agreements, instruments or other documents reasonably requested by the Administrative Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by the Security Agreement Supplement or any Additional Mortgage or otherwise to effect the intent that the Additional [Borrower][Guarantor] shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations (but subject to any limitations on perfection contained in the Loan Documents).

SECTION 4. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to the Additional [Borrower][Guarantor], to it at its address set forth below its signature to this Agreement, and if to any Borrower, any Guarantor, any Lender or the Administrative Agent, to it at its address specified in the Financing Agreement or Joinder Agreement (as applicable); or as to any such Person at such other address as shall be designated by such Person in a written notice to such other Person, complying as to delivery with the terms of this Section 4. All such notices and other communications shall be effective in accordance with Section 12.01 of the Financing Agreement.

SECTION 5. General Provisions.

(a) Each Borrower, each Guarantor and the Additional [Borrower][Guarantor] hereby confirms that each representation and warranty made by it under the Loan Documents is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof)), and that no Default or Event of Default has occurred or is continuing under the Financing Agreement. Each Borrower and each Guarantor and the Additional [Borrower][Guarantor] hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to their respective obligations under the Financing Agreement or any other Loan Document.

(b) Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement instrument or agreement therefor.

(c) The Additional [Borrower][Guarantor] hereby expressly (i) authorizes the Administrative Agent to file appropriate financing statements or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as “all assets” or words of similar import) in such office or offices as may be necessary or in the opinion of the Administrative Agent, desirable to perfect the Liens to be created by the Security Agreement Supplement and each of the other Loan Documents and (ii) ratifies such authorization to the extent that the Administrative Agent has filed any such financing or continuation statements or amendments thereto prior to the date hereof. A photocopy or other reproduction of the Security Agreement Supplement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Borrower agrees to pay on demand all costs, fees and expenses described in Section 12.04 of the Financing Agreement incurred by or on behalf of Administrative Agent in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

(d) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

(e) Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(f) Section 12.09 of the Financing Agreement (Governing Law) is incorporated herein by reference, mutatis mutandis.

(g) Section 12.10(a) of the Financing Agreement (Consent to Jurisdiction; Service of Process and Venue) is incorporated herein by reference, mutatis mutandis.

(h) Section 12.11 of the Financing Agreement (Waiver of Jury Trial, Etc.) is incorporated herein by reference, mutatis mutandis.

(i) This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

SPACECO HOLDINGS LLC

By:
Name:
Title:

AEROSPACE ENGINEERING, LLC

By:
Name:
Title:

AMRO FABRICATING CORPORATION

By:
Name:
Title:

AMERICAN AUTOMATED ENGINEERING, INC.

By:
Name:
Title:

GUARANTORS:

TCFIII SPACECO LLC

By:
Name:
Title:

Signature Page to Joinder Agreement

ADMINISTRATIVE AGENT:

TCW ASSET MANAGEMENT COMPANY, LLC

By:
Name:
Title:

Signature Page to Joinder Agreement

ADDITIONAL [BORROWER][GUARANTOR]:

By:
Name:
Title:

Signature Page to Joinder Agreement

EXHIBIT A

Supplemental Schedules to Financing Agreement

See attached.

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of [     ] [ ], 20[ ] between [     ] (“Assignor”) and [     ] (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1. In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns without recourse, representation or warranty (except as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Commitments and the Loans as specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Administrative Agent for recording by the Administrative Agent. The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Administrative Agent and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Administrative Agent of a processing and recordation fee in the amount of $   1, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6. Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

[1]	The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Date:

[ASSIGNEE]

By:
Name:
Title:
Date:

Signature Page to Assignment and Acceptance Agreement

[ACKNOWLEDGED AND AGREED as of the date first written above:

TCW ASSET MANAGEMENT COMPANY LLC, as Administrative Agent

By:
Name:
Title: ][2]

[2]	Insert if required by Financing Agreement

Acknoledgement Page to Assignment and Acceptance Agreement

[ACKNOWLEDGED AND AGREED as of the date first written above:

SPACECO HOLDINGS LLC, as Administrative Borrower

By:
Name:
Title: ][3]

[3]	Insert if required by Financing Agreement

Signature Page to Assignment and Acceptance Agreement

ANNEX I TO ASSIGNMENT AND ACCEPTANCE

1. Administrative Borrower: Spaceco Holdings LLC, a Delaware limited liability company

2. Name and Date of Financing Agreement:

Financing Agreement, dated as of December [ ], 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Financing Agreement”), by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as thereinafter defined), each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and TCW Asset Management Company LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

3. Date of Assignment Agreement:

4. [Amount of Revolving Credit Commitment Assigned:	$

5. Amount of Term Loan Commitment Assigned:	$

6. Amount of Term Loan Assigned:	$

7. Amount of Revolving Loan Assigned:]	$

8. Purchase Price:	$

9. Settlement Date:

10. Notice and Payment Instructions, etc.:

Annex

Assignee:

Attn:

Fax No.:

Bank Name:

ABA Number:

Account Name:

Account Number:

Sub-Account Name:

Sub-Account Number:

Reference:

Attn:

Assignor

Attn:

Fax No.:

Bank Name:

ABA Number:

Account Name:

Account Number:

Sub-Account Name:

Sub-Account Number:

Reference:

Attn:

Annex

EXHIBIT C

FORM OF NOTICE OF BORROWING

[LETTERHEAD OF THE BORROWER]

[     ] [ ], 20[ ]

TCW Asset Management Company, LLC,

as Administrative Agent for the Lenders

party to the Financing Agreement referred to below

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

Attention: Michael Anello

Ladies and Gentlemen:

The undersigned, Spaceco Holdings LLC, a Delaware limited liability company (the “Administrative Borrower”), (i) refers to the Financing Agreement, dated as of December [ ], 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Financing Agreement”), by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), Administrative Borrower, each other subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with Administrative Borrower and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party thereto (collectively, the “Lenders”), and TCW Asset Management Company, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and (ii) hereby gives you notice pursuant to Section 2.02 of the Financing Agreement that the Borrowers hereby request a Loan under the Financing Agreement (the “Proposed Loan”), and in connection therewith sets forth below the information relating to such Proposed Loan as required by Section 2.02 of the Financing Agreement. All capitalized terms used but not defined herein have the same meanings herein as set forth in the Financing Agreement.

(a)	The borrowing date of the Proposed Loan is [ ].

(b)	The Proposed Loan is a [Term Loan] [Revolving Loan].

(c)	The aggregate principal amount of the Proposed Loan is $ .

(d)	The Proposed Loan shall be a [Reference Rate Loan][LIBOR Rate Loan with an Interest Period of [one][two][three][six] month(s)].

(e)	The proceeds of the Proposed Loan are to be disbursed pursuant to the instructions set forth on Exhibit A attached hereto.

The undersigned certifies as of the date of this notice and as of the date the Proposed Loan is made that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof)), (ii) at the time of and after giving effect to the making of the Proposed Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or will result from the making of the Proposed Loan and (iii) all applicable conditions set forth in Section 5.02 of the Financing Agreement have been satisfied or waived in writing by the applicable Secured Parties as of the date of the Proposed Loan.

[SIGNATURE PAGES FOLLOW]

Very truly yours,

SPACECO HOLDINGS LLC, as Administrative Borrower

By:
Name:
Title:

Signature Page to Notice of Borrowing

EXHIBIT A

WIRING INSTRUCTIONS

Payee	Wiring Instructions

[ ]	Bank:

[City/State]

ABA#

Account #

Ref:

EXHIBIT D

FORM OF LIBOR NOTICE

[LETTERHEAD OF BORROWERS]

[     ] [ ], 20[ ]

TCW Asset Management Company, LLC,

as Administrative Agent for the Lenders

party to the Financing Agreement referred to below

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

Attention: Michael Anello

Ladies and Gentlemen:

Reference is made to the Financing Agreement, dated as of December [ ], 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Financing Agreement”), by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party thereto (collectively, the “Lenders”), and TCW Asset Management Company, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This LIBOR Notice represents the Borrowers’ request to [convert into] [continue as] [LIBOR Rate Loans] [Reference Rate Loans] $[   ] of the outstanding principal amount of the [Term Loan] [Revolving Loans] (the “Requested LIBOR Rate Loan”)[, and is a written confirmation of the telephonic notice of such election previously given to the Administrative Agent].

Such Requested LIBOR Rate Loan will have an Interest Period of [1] [2] [3] [6] month(s), commencing on      .

[Each of the undersigned certifies that no Default or Event of Default has occurred and is continuing or will result from the [conversion] [continuation] of the Requested LIBOR Rate Loan.]1

[1]	Only to be included to the extent requesting a conversion into a LIBOR Rate Loan or continuation of a LIBOR Rate Loan.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

BORROWERS:

SPACECO HOLDINGS LLC

By:
Name:
Title:

AEROSPACE ENGINEERING, LLC

By:
Name:
Title:

AMRO FABRICATING CORPORATION

By:
Name:
Title:

AMERICAN AUTOMATED ENGINEERING, INC.

By:
Name:
Title:

Signature Page to LIBOR Notice

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Date:      , 20

This Compliance Certificate (this “Certificate”) is given pursuant to Section 7.01(a)(iv) of that certain Financing Agreement, dated as of December [ ], 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Financing Agreement”), by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and TCW Asset Management Company, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used herein without definition shall have the meanings set forth in the Financing Agreement.

The officer executing this Certificate is an Authorized Officer of the Parent and, as such, is duly authorized to execute and deliver this Certificate on behalf of the Loan Parties. By executing this Certificate such Authorized Officer hereby certifies to the Administrative Agent and Lenders that:

(a) I have reviewed the provisions of the Financing Agreement and the other Loan Documents and have made or caused to be made under my supervision a review of the conditions and operations of the Parent and its Subsidiaries during the period covered by the financial statements delivered with this Certificate with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of the Financing Agreement and such Loan Documents at the times such compliance is required thereby, and such review has not disclosed, nor do I have knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and is continuing, Exhibit A attached hereto sets forth the nature and period of existence of such Event of Default or Default and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto;

(b) [the financial statements of Parent and its Subsidiaries delivered with this Certificate fairly present, in all material respects, the financial position and the results of operations and cash flows of the Parent and its Subsidiaries as of the dates of and for the periods covered by such financial statements, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Administrative Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(c) set forth on Exhibit B attached hereto is a correct calculation of the financial covenants specified in Section 7.03 of the Financing Agreement for the applicable period and a correct calculation of the Leverage Ratio for the applicable period for purposes of determining the Applicable Margin in accordance with the terms of the definition thereof;

(d) set forth on Exhibit C attached hereto is a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year now elapsed and discussing the reasons for any significant variations from the Projections for such period and, if applicable, the figures for the corresponding period in the previous Fiscal Year;]1

(e) [set forth on Exhibit D attached hereto is a correct calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i) of the Financing Agreement;]2

(f) [there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to clause (2) of Section 7.01(a)(iv)(C).] / [there have been changes to the information contained in one or more of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to clause (2) of Section 7.01(a)(iv)(C). Attached hereto as Exhibit E is an updated Perfection Certificate identifying any such changes to the information contained therein.] 3

[Remainder of page intentionally left blank; signature page follows]

[1]	Only required in the case of the delivery of the quarterly and annual financial statements required by clauses (ii) and (iii) of Section 7.01(a) of the Financing Agreement.
[2]	Only required in the case of the delivery of the annual financial statements required by clause (iii) of Section 7.01(a) of the Financing Agreement.
[3]	Only required in the case of the delivery of the annual financial statements required by clause (iii) of Section 7.01(a) of the Financing Agreement.

IN WITNESS WHEREOF, the Parent has caused this Certificate to be executed by one of its Authorized Officers as of the date first written above.

TCFIII SPACECO LLC, as Parent

By
Name
Title

Signature Page to Compliance Certificate

EXHIBIT A

Defaults and Events of Default

[To be completed by the Parent and its Subsidiaries]

EXHIBIT B

Financial Covenants4

Covenant 7.03(a) – Leverage Ratio

Leverage Ratio is calculated as follows:

Funded Indebtedness of Parent and its Subsidiaries as of the end of the applicable period of measurement:

The aggregate principal amount of all third party debt for borrowed money of Parent and its Subsidiaries, including without limitation the Loans, and the outstanding principal balance of all Indebtedness of Parent and its Subsidiaries represented by notes, bonds and similar instruments, Capital Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, Earn-Outs, unless such Earn-Out is due and payable in accordance with its terms, and excluding each PPP Loan but only to the extent such PPP Loan is cash collateralized in accordance with the terms of the applicable Acquisition Agreement):

$

Qualified Cash Amount (to the extent greater than zero)	$

Funded Indebtedness of Parent and its Subsidiaries as of the end of the applicable period of measurement, net of the Qualified Cash Amount (to the extent the Qualified Cash Amount is greater than zero):

$

Consolidated EBITDA of Parent and its Subsidiaries for the applicable period of measurement:

[4]

Note: The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations described in the Financing Agreement.

Consolidated Net Income (the consolidated net income (or loss) of Parent and its Subsidiaries for such period, but excluding (a) the net income of any other Person in which Parent or one of its Subsidiaries has a joint interest with a third- party (which interest does not cause the net income of such other Person to be consolidated into the net income of Parent), except to the extent of the amount of dividends or distributions paid to Parent or such Subsidiary of Parent, (b) the net income of any Subsidiary of such Parent that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of Parent or merging or consolidating into Parent or its Subsidiaries):

$

Plus, without duplication (to the extent deducted in the calculation of Consolidated Net Income for such period):

Total provision for United States federal income taxes or other taxes measured by net income	$

Consolidated Net Interest Expense	$

Total depreciation expense	$

Total amortization expense	$

Management, monitoring, consulting, transaction and advisory fees, costs, indemnification obligations and reimbursable costs and expenses paid or accrued to Sponsors under any management, monitoring, consulting, transaction, advisory or similar agreement to the extent paid prior to the Effective Date

$

Permitted Management Fees paid after the Effective Date	$

Reasonable and customary transaction expenses incurred in connection with the Transactions consummated on or prior to the Effective Date and paid within 90 days following the Effective Date in an aggregate amount not to exceed $9,000,000 during the term of the Financing Agreement

$

Reasonable and customary transaction expenses (other than any expenses paid or owing to a Person that is an Affiliate of Parent or any of its Subsidiaries) incurred in connection with any Permitted Acquisition, other Permitted Investments, permitted issuances of Indebtedness or Equity Interests and Permitted Dispositions incurred and paid (A) on or prior to the date on which the applicable transaction is consummated or (B) within 90 days following the date on which the applicable transaction is consummated, in an aggregate amount not to exceed $4,000,000 during any period of 12 consecutive months

$

Reasonable and customary transaction expenses (other than any expenses paid or owing to a Person that is an Affiliate of Parent or any of its Subsidiaries) incurred in connection with any proposed Permitted Acquisition, Permitted Investment, permitted issuance of Indebtedness or Equity Interests and Permitted Disposition which is not consummated, in an aggregate amount not to exceed $1,000,000 during any period of 12 consecutive months

$

Reasonable compensation and expenses paid to members of any advisory board or outside directors on the board of directors (or similar governing body) of the Parent or Holdings in an aggregate amount not to exceed $250,000 during any period of 12 consecutive months

$

Without duplication, (A) proceeds of business interruption insurance received (to the extent not included in income of Parent and its Subsidiaries), (B) all expenses incurred with respect to liability or casualty events or business interruption to the extent Loan Parties or their Subsidiaries are reimbursed for such expenses by the applicable insurance provider, and (C) all charges, losses or expenses to the extent indemnified, insured, reimbursed or otherwise covered by a third party that is not an Affiliate of a Loan Party to the extent of the indemnification, insurance, reimbursement or other payments actually received

$

Non-recurring expenses incurred for severance, recruitment and hiring of senior management (including signing bonuses in connection therewith)	$

Non-recurring expenses incurred, including severance, recruitment and hiring of employees (other than senior management) (including signing bonuses in connection therewith)	$

Expenses incurred within 12 months of the consummation of any Permitted Acquisition in connection with the restructuring and integration of the Person or assets acquired in connection with such Permitted Acquisition

$

Expenses incurred in connection with restructuring or reorganization or similar charges (including, without limitation, facilities opening costs, facilities upgrades or closures or system improvements, and other business optimization expenses)

$

Pro Forma Cost Savings	$

Extraordinary, unusual, one-time or non-recurring losses, charges and expenses incurred	$

Losses on Dispositions outside the ordinary course of business incurred	$

Management, monitoring, consulting, transaction and advisory fees, costs, indemnification obligations and reimbursable costs and expenses paid or accrued under any management, monitoring, consulting, transaction, advisory or similar agreement, and other indemnification obligations and reimbursable costs and expenses to the extent permitted to be paid under Section 7.02(j), in each case, other than Permitted Management Fees

$

Charges, expenses or losses attributable to discontinued operations, up to an aggregate amount for all such expenses, savings, losses and charges in this clause, not to exceed, during any period of 12 consecutive months, (1) 15% of Consolidated EBITDA during the period from the Effective Date through and including December 31, 2021 and (2) 10% of Consolidated EBITDA thereafter (in each case, calculated without giving effect to any increase pursuant to this clause for such period)

$

Fees, costs and expenses paid to the Administrative Agent or Lenders pursuant to the Loan Documents, including, without limitation, in connection with amendments, modifications, supplements, joinders or waivers thereto

$

Other costs and expenses and additional amounts incurred to the extent the Administrative Agent approves such addback in its sole discretion	$

Non-cash compensation expenses	$

Non-cash losses (or less non-cash gains) from Dispositions	$

Non-cash impairment charges against goodwill and other intangibles	$

Non-cash charges resulting from fair value adjustment of derivative financial instruments	$

Non-cash expense resulting from changes in expected future payments of Permitted Earn-Outs and other contingent obligations permitted under the Financing Agreement determined in accordance with GAAP	$

Total non-cash losses resulting from hedging arrangements and the application of Accounting Standards Codification 450	$

Total fees, costs and expenses in connection with the rollover, acceleration or payout of Equity Interests held by management, in each case under this clause, to the extent any such cash fee, cost or expense is funded with net cash proceeds contributed to the Borrowers as a capital contribution or as a result of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent or Holdings

$

Minus, without duplication (to the extent included in the calculation of such Consolidated Net Income for such period):

Total credits for United States federal income taxes or other taxes measured by net income	$

Total aggregate net gains from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business	$

Total gains from extraordinary items	$

Total non-cash gains, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest	$

Total non-cash income resulting from changes in expected future payments of Permitted Earn-Outs or other contingent obligations determined in accordance with GAAP	$

Minus (to the extent included in the calculation of such Consolidated Net Income for such period):

Aggregate amount of Restricted Payments made by any Loan Party to the Parent or Holdings to pay Permitted Holding Company Expenses	$

Consolidated EBITDA[5]	$

Leverage Ratio (Funded Indebtedness divided by Consolidated EBITDA)

Maximum Leverage Ratio

In Compliance		Yes/No

[Applicable Margin Level corresponding to Leverage Ratio][6]		Level I/II/III

[5]

In each case, determined on a consolidated basis in accordance with GAAP; provided that, for the avoidance of doubt, neither the incurrence of PPP Loans nor any forgiveness of PPP Loans shall result in any increase to Consolidated EBITDA.

For the purposes of calculating Consolidated EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Effective Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by the Administrative Borrower and the Administrative Agent) or in such other manner acceptable to the Administrative Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, (b) Consolidated EBITDA for the fiscal quarter ended March 31, 2020, shall be deemed to be $    , (c) Consolidated EBITDA for the fiscal quarter ended June 30, 2020, shall be deemed to be $    , and (d) Consolidated EBITDA for the fiscal quarter ended September 30, 2020, shall be deemed to be $    .

[6]	Only required in the case of the delivery of the quarterly financial statements required by clause (ii) of Section 7.01(a) of the Financing Agreement.

From the Effective Date until June 30, 2021 (the “Initial Applicable Margin Period”), the relevant Applicable Margin shall be set at Level II in the table set forth in the definition of “Applicable Margin”.

Covenant 7.03(b) – Fixed Charge Coverage7

Fixed Charge Coverage Ratio is calculated as follows:

Consolidated EBITDA of Parent and its Subsidiaries for the applicable period of measurement (as determined in the calculation of Leverage Ratio above):	$

Capital Expenditures made by Parent and its Subsidiaries during the applicable period of measurement:	$

Fixed Charges of Parent and its Subsidiaries for the applicable period of measurement:

All principal of Funded Indebtedness scheduled to be paid or prepaid to the extent there is an equivalent permanent reduction in the commitments thereunder (other than (A) repayments or prepayments of each PPP Loan but only to the extent such PPP Loan is cash collateralized in accordance with the terms of the applicable Acquisition Agreement, and (B) payments of any Permitted Earn-Out)

$

Consolidated Net Interest Expense (other than in respect of each PPP Loan but only to the extent such PPP Loan is cash collateralized, including to account for accrued interest, in accordance with the terms of the applicable Acquisition Agreement)

$

Income taxes paid or payable and, without duplication and to the extent permitted to be made under the Financing Agreement, Tax Distributions made by the Parent	$

Cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by

[7]

In determining the Fixed Charge Coverage Ratio for a particular period (1) pro forma effect will be given to: (x) the incurrence, repayment or retirement of any Funded Indebtedness by Parent and its Subsidiaries since the first day of such period as if such Funded Indebtedness were incurred, repaid or retired on the first day of such period and (y) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by Parent and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (2) in calculating Consolidated Net Interest Expense in respect of any Indebtedness included on a pro forma basis (x) interest on Indebtedness bearing a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period, (y) if such Indebtedness bears, at the option of Parent and its Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of Parent, either the fixed or floating rate and (z) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period; and (3) the calculation of the income tax liabilities of Parent and its Subsidiaries described in clause (b)(iii) of the definition of “Fixed Charges” shall be made without giving effect to any tax refunds, net operating losses or other net tax benefits that were received during such period on account of any prior periods.

Parent or any of its Subsidiaries, in respect of the Equity Interests of Parent or any of its Subsidiaries (other than (A) Tax Distributions and (B) dividends or distributions paid by a Loan Party to any other Loan Party)

$

Total Permitted Management Fees paid by Parent or any of its Subsidiaries to any of its Affiliates	$

Sum of Fixed Charges:	$

Fixed Charge Coverage Ratio (Consolidated EBITDA minus Capital Expenditures divided by Fixed Charges):[8]

Minimum Fixed Charge Coverage Ratio:

In Compliance:		Yes/No

[8]

For the purposes of calculating the Fixed Charge Coverage Ratio (i) during the fiscal quarter ended March 31, 2020, (x) Capital Expenditures shall be deemed to $     and (y) Fixed Charges shall be deemed to be $    , (ii) during the fiscal quarter ended June 30, 2020, (x) Capital Expenditures shall be deemed to $     and (y) Fixed Charges shall be deemed to be $    , (iii) during the fiscal quarter ended September 30, 2020, (x) Capital Expenditures shall be deemed to $     and (y) Fixed Charges shall be deemed to be $    , and (iv) during the fiscal quarter ended December 31, 2020, (x) Capital Expenditures shall be deemed to $     and (y) Fixed Charges shall be deemed to be $    .

EXHIBIT C

Discussion and Analysis of Financial Condition and Results9

[9]	Only required in the case of the delivery of the quarterly and annual financial statements required by clauses (ii) and (iii) of Section 7.01(a) of the Financing Agreement.

EXHIBIT D

Section 2.05(c)(i) – Calculation of Excess Cash Flow10

Excess Cash Flow is calculated as follows:

Consolidated EBITDA of Parent and its Subsidiaries for the applicable period of measurement (as determined in the calculation of Leverage Ratio above):	$

Less, without duplication:

The aggregate principal amount of (A) all scheduled cash prepayments of Indebtedness made to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under the Financing Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments) and (B) all mandatory cash prepayments made (excluding any principal payments made pursuant to Section 2.05(c)) to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under the Financing Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments)

$

Consolidated Net Interest Expense, to the extent paid or payable in cash	$

The cash portion of Capital Expenditures made by Parent and its Subsidiaries to the extent permitted to be made under the Financing Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance)

$

All scheduled loan servicing fees and other similar fees in respect of Indebtedness of Parent or any of its Subsidiaries paid in cash, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under the Financing Agreement

$

[10]	Only required in the case of the delivery of the annual financial statements required by clause (iii) of Section 7.01(a) of the Financing Agreement.

Income taxes paid in cash or tax reserves set aside (without duplication) by Parent and its Subsidiaries	$

Cash payments made in respect of Permitted Earn-Outs to the extent permitted to be made under the Financing Agreement and Tax Distributions paid in cash and not financed with equity issuances or contributions or Indebtedness other than Revolving Loans

$

Cash expenditures made in respect of any Hedging Agreement to the extent (A) not otherwise deducted in the calculation of Consolidated Net Income and (B) not financed with long-term Indebtedness that does not constitute revolving Indebtedness

$

Cash payments made for any liability the accrual of which in a prior period did not reduce Consolidated Net Income (and so increased Excess Cash Flow in such prior period) (provided that there was no other deduction to Consolidated Net Income or Excess Cash Flow related to such payment), except to the extent financed with long-term Indebtedness that does not constitute revolving Indebtedness,

$

Amounts paid in cash (except to the extent financed with long- term Indebtedness that does not constitute revolving Indebtedness) on account of (A) items that were accounted for as non-cash reductions of Consolidated Net Income in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income

$

Consideration paid in cash for Permitted Acquisitions not financed with equity issuances or contributions or Indebtedness other than Revolving Loans	$

All cash expenses, cash charges, cash losses and other cash items that were added back in the determination of Consolidated EBITDA for such period	$

The excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period)

$

Excess Cash Flow:	$

Excess Cash Flow, multiplied by 50%:	$

Minus:

the aggregate principal amount of all payments made by the Borrowers pursuant to Section 2.05(b) for such Fiscal Year (but, in the case of payments of Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments)

$

Amount of Excess Cash Flow Prepayment under Section 2.05(c)(i):	$

EXHIBIT E

Updated Perfection Certificate11

[11]	Only required in the case of the delivery of the annual financial statements required by clause (iii) of Section 7.01(a) of the Financing Agreement.

EXHIBIT 2.09(d)-1

[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Financing Agreement dated as of December [ ], 2020 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and TCW Asset Management Company LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.09(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Administrative Agent, and (2) the undersigned shall have at all times furnished the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:	, 20[ ]

EXHIBIT 2.09(d)-2

[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Financing Agreement dated as of December [ ], 2020 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and TCW Asset Management Company LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.09(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:	, 20[ ]

EXHIBIT 2.09(d)-3

[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Financing Agreement dated as of December [ ], 2020 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and TCW Asset Management Company LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.09(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:	, 20[ ]

EXHIBIT 2.09(d)-4

[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Financing Agreement dated as of December [ ], 2020 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among TCFIII Spaceco LLC, a Delaware limited liability company (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and TCW Asset Management Company LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.09(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Financing Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Administrative Agent, and (2) the undersigned shall have at all times furnished the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]